Exhibit 99.3

PRO FORMA VALUATION REPORT

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

HOLDING COMPANY FOR

ALLIANCE BANK

Broomall, Pennsylvania

Dated As Of:
August 4, 2006

Prepared By:

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia  22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

August 4, 2006

Board of Directors

Alliance Bank

Greater Delaware Valley Holdings, A Mutual Holding Company

541 Lawrence Road
Broomall, Pennsylvania  19008-3599

Members of the Boards:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Additional Stock Issuance (the “Stock Plan” or “Additional Stock Issuance”), as described below.

This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.

Description of Plan of Stock Issuance

On June 5, 2006, the Boards of Directors of Greater Delaware Valley Savings Bank d/b/a Alliance Bank (the “Bank”) and its majority shareholder, Greater Delaware Valley Holdings, A Mutual Holding Company, adopted an Agreement and Plan of Reorganization (“Reorganization Plan”) and a Plan of Additional Stock Issuance pursuant to which:  (i) a mid-tier stock holding company to be called Alliance Bancorp, Inc. of Pennsylvania (the “Company”) will be formed; (ii) the issued and outstanding shares of common stock of the Bank will be exchanged for shares of common stock of the Company; and (iii) additional shares of the Company will be offered and sold to certain depositors of the Bank and others in accordance with the Stock Plan. As part of the Reorganization Plan, the MHC will convert to a federal charter and change its name to Alliance Mutual Holding Company.

As part of the Reoganization Plan and Stock Plan, the Company will sell an additional 25.02% of its common stock to the public (the “Additional Stock Issuance”), reducing the MHC’s ownership to 55.00%, while the resulting public stock ownership of the Company will be increased to 45.00%.  Concurrent with the reorganization, the Company will retain up to 50% of the net offering proceeds.  Following the reorganization, the Company will own 100% of the Bank’s outstanding stock, which will operate as a Pennsylvania-chartered savings bank.  Pursuant to the Stock Plan, the Company will offer additional common stock to the public on a priority basis

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594

to the Bank’s Eligible Account Holders, Supplemental Eligible Account Holders and tax-qualified plans of the Bank (including the Employee Stock Ownership Plan, or “ESOP”).  Any shares that are not sold in the Subscription Offering may be offered for sale in the Direct Community Offering and, subsequently, if appropriate, to the public in a Syndicated Community Offering.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting and valuation firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the Additional Stock Issuance.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s and the Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended December 31, 2001 through 2005, and for the six months ended June 30, 2006.  We have also conducted due diligence related discussions with the Company’s management; Deloitte & Touche, LLP, the Bank’s independent auditor; Elias, Matz, Tiernan & Herrick, LLP, the Bank’s legal counsel for the reorganization and Additional Stock Issuance; and Sandler O’Neill & Partners, L.P., the Bank’s financial and marketing advisors in connection with the Company’s stock offering.  All conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which the Bank operates and have assessed the Bank’s relative strengths and weaknesses.  We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Bank and the industry as a whole.  We have analyzed the potential effects of the stock issuance on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value.  We have reviewed the economy in the Bank’s primary market area and have compared the Bank’s financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts.  We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts.  We have specifically considered the market for the stock of publicly-traded

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mutual holding companies, including the market for offerings completed by other mutual holding companies.  We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics.  We have also considered the expected market for the Company’s public shares immediately upon completion of the Additional Stock Issuance.

Our Appraisal is based on the Bank’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by the Bank, its independent auditors, legal counsel and other authorized agents nor did we independently value the individual assets or liabilities, on or off balance sheet, of the Bank.  The valuation considers the Bank only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies, including mutual holding companies.  Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s, the MHC’s and the Company’s values alone.  It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Company or the Bank at this time.  To the extent that such factors can be foreseen, they have been factored into our analysis.

Pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of August 4, 2006, the aggregate market value of the Company’s pro forma market value of the shares to be issued immediately following the Additional Stock Issuance, including the shares issued to public shareholders immediately prior to the Additional Stock Issuance, as well as those retained by the MHC, equaled $85,000,000 at the midpoint, or 8,500,000 shares at $10.00 per share.  The midpoint and resulting valuation range is based on the sale of an additional 25.02% ownership interest to the public, resulting in an offering to the public of $21,262,810, which will increase the public ownership ratio from 19.98% as of June 30, 2006, to 45.00% on a pro forma basis.

The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the $10.00 per share offering price (as determined by the Board) is set forth below:

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	Total	Aggregate
	Shares Issued(1)	Market Value(1)
Minimum	7,225,000	$72,250,000
Midpoint	8,500,000	$85,000,000
Maximum	9,775,000	$97,750,000
Supermaximum	11,241,250	$112,41,250

(1)            Based on an offering price of $10.00 per share, pursuant to a second step conversion.

Based on the foregoing valuation, the corresponding range of shares and values, reflecting the Additional Stock Issuance, are as follows:

			Exchange Shares
		Offering	Existing Public	MHC	Exchange
	Total Shares	Shares	Shares	Shares	Ratio
					(x)
Shares(1)
Supermaximum	11,241,250	2,812,006	2,246,556	6,182,688	3.26649
Maximum	9,775,000	2,445,223	1,953,527	5,376,250	2.84043
Midpoint	8,500,000	2,126,281	1,698,719	4,675,000	2.46994
Minimum	7,225,000	1,807,339	1,443,911	3,973,750	2.09945

Distribution of Shares
Supermaximum	100.00%	25.02%	19.98%	55.00%
Maximum	100.00%	25.02%	19.98%	55.00%
Midpoint	100.00%	25.02%	19.98%	55.00%
Minimum	100.00%	25.02%	19.98%	55.00%

Aggregate Market Value(1)
Supermaximum	$112,412,500	$28,120,060	$22,465,560	$61,826,880
Maximum	97,750,000	24,452,230	19,535,270	53,762,500
Midpoint	85,000,000	21,262,810	16,987,190	46,750,000
Minimum	72,250,000	18,073,390	14,439,110	39,737,500

(1)  Based on an offering price of $10.00 per share.

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Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of the Bank stock at the completion of the Reorganization and Additional Stock Issuance.  The Board of Directors of the MHC has independently determined the exchange ratio.  The determined exchange ratio has been designed to preserve the current public shareholders aggregate percentage ownership in the Bank equal to 19.98% as of June 30, 2006.  The exchange ratio to be received by the existing minority shareholders of the Bank will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings.  Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 2.09945 shares, 2.46994 shares, 2.84043 shares and 3.26649 shares of newly issued shares of the Bank’s stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively.  RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock.  Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

RP Financial’s valuation was determined based on the financial condition and operations of the Bank as of June 30, 2006, the date of the financial data included in the regulatory applications and prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

The valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the Bank’s financial performance and condition, management policies, and current conditions in the equity markets for thrift shares.  These updates may also consider changes in other external factors which impact value including, but not limited to:  various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The

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reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ Ronald S. Riggins

Ronald S. Riggins
President

/s/ James P. Hennessey

James P. Hennessey
Senior Vice President

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RP® Financial, LC.

TABLE OF CONTENTS

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

Broomall, Pennsylvania

PAGE
DESCRIPTION	NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	1.1
Current Organization Structure	1.1
Plan of Reorganization	1.2
Strategic Overview	1.3
Balance Sheet Trends	1.7
Income and Expense Trends	1.11
Interest Rate Risk Management	1.16
Lending Activities and Strategy	1.17
Asset Quality	1.21
Funding Composition and Strategy	1.21
Subsidiary	1.22
Legal Proceedings	1.23

CHAPTER TWO MARKET AREA

Introduction	2.1
Market Area Demographics	2.3
Summary of Local Economy	2.5
Unemployment Trends	2.9
Market Area Deposit Characteristics	2.9

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	3.1
Basis of Comparison	3.2
Selected Peer Group	3.3
Financial Condition	3.6
Income and Expense Components	3.8
Loan Composition	3.11
Credit Risk	3.13
Interest Rate Risk	3.13
Summary	3.16

		PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR VALUATION ANALYSIS
Introduction		4.1
Appraisal Guidelines		4.1
RP Financial Approach to the Valuation		4.2
Valuation Analysis		4.3
1.	Financial Condition	4.3
2.	Profitability, Growth and Viability of Earnings	4.4
3.	Asset Growth	4.5
4.	Primary Market Area	4.6
5.	Dividends	4.6
6.	Liquidity of the Shares	4.8
7.	Marketing of the Issue	4.9
	A. The Public Market	4.9
	B. The New Issue Market	4.15
	C. The Acquisition Market	4.18
	D. Trading in Alliance Bank’s Stock	4.18
8.	Management	4.19
9.	Effect of Government Regulation and Regulatory Reform	4.19
Summary of Adjustments		4.20
Basis of Valuation – Fully-Converted Pricing Ratios		4.20
Valuation Approaches: Fully-Converted Basis		4.21
Comparison to Recent Conversions and MHC Offerings		4.28
Valuation Conclusion		4.28
Establishment of the Exchange Ratio		4.30

LIST OF TABLES

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

Broomall, Pennsylvania

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	1.8
1.2	Historical Income Statements	1.12

2.1	Map of Branch Locations	2.2
2.2	Summary Demographic Data	2.4
2.3	Largest Employers in Chester and Delaware County	2.7
2.4	Market Area Unemployment Trends	2.9
2.5	Chester and Delaware County Deposit Detail	2.11

3.1	Peer Group of Publicly-Traded Thrifts	3.5
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.9
3.4	Loan Portfolio Composition and Related Information	3.12
3.5	Credit Risk Measures and Related Information	3.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.15

4.1	Peer Group Market Area Comparative Analysis	4.7
4.2	Pricing Characteristics and After-Market Trends	4.17
4.3	Calculation of Implied Per Share Data	4.22
4.4	Public Market Pricing	4.31
4.5	Public Market Pricing – MHC Pricing	4.32

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Alliance Bank (“the Bank”) was originally chartered under federal law in 1938 as First Federal Savings and Loan Association of Upper Darby and changed its name to Greater Delaware Valley Federal Savings and Loan Association in 1956. The Bank converted to a Pennsylvania-chartered savings association in 1958 and changed its name to Greater Delaware Valley Savings and Loan Association. The Bank converted to its present savings bank charter in 1991.  Effective March 3, 1995, the Bank converted to a stock savings bank in connection with a mutual holding company reorganization whereby Greater Delaware Valley Holdings, a Mutual Company (the “MHC”), became the Bank’s mutual holding company. The MHC owns 80.02% of the Bank’s common stock while the remaining minority interest comprising 19.98% of the outstanding shares is held by the public shareholders.  Since April 1997, Greater Delaware Valley Savings Bank has been doing business as Alliance Bank.

Over the years, the Bank has grown to a nine-branch operation, which serves areas south and west of center city Philadelphia including Delaware and Chester Counties and contiguous markets.  In this regard, the Bank’s retail banking offices are concentrated in Delaware County where eight of its nine retail banking offices are located.  The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).  At June 30, 2006, the Bank had $391.5 million in assets, $300.7 million in deposits and total equity of $33.4 million, or 8.53% of total assets.  The Bank’s recent audited and unaudited financial statements are included by reference as Exhibit I-1.

Current Organization Structure

As referenced above, the Bank converted to a stock savings bank in 1995 in connection with a mutual holding MHC reorganization whereby the Bank became a wholly-owned subsidiary of the MHC. The MHC owns 80.02% of the Bank’s common stock while the

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remaining minority interest comprising 19.98% of the outstanding shares is held by the public shareholders.

In conjunction with the reorganization into a mutual holding company structure, the Bank transferred $100,000 of retained earnings to the MHC.  At the same time, the Bank converted to a state-chartered stock savings bank with the MHC owning a majority ownership interest in the Bank (80.0%) and public shareholders owning the balance of the shares outstanding (20.0%).  The MHC is currently a bank holding company and conducts its operations primarily through the Bank.  As of June 30, 2006, the MHC’s balance sheet included $7.8 million of net assets, exclusive of the equity investment in subsidiary, which were primarily comprised of a checking account at the Bank ($5.8 million) and ownership of three of the Bank’s office facilities with a net book value of $1.8 million.

A chart showing the current structure of the MHC, the mid-tier holding MHC and the Bank is set forth below.

Plan of Reorganization

On June 5, 2006, the Bank announced its decision to form a mid-tier stock holding company and to offer and sell additional shares. The Boards of Directors of the Bank and its majority shareholder, Greater Delaware Valley Holdings, A Mutual Holding Company, propose to adopt an Agreement and Plan of Reorganization (“Reorganization Plan”) and a Plan of Additional Stock Issuance (“Stock Plan” or “Additional Stock Issuance”) pursuant to which:  (i) a mid-tier stock holding company (the Company”) will be formed; (ii) the issued and outstanding shares of common stock of the Bank will be exchanged for shares of common stock of the

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Company; and (iii) additional shares of the Company will be offered and sold to certain depositors of the Bank and others in accordance with the Stock Plan. As part of the Reorganization Plan, the MHC will convert to a federal charter and change its name to Alliance Mutual Holding Company.

As part of the Reoganization Plan and Stock Plan, the Company will sell an additional 25.02% of its common stock to the public, reducing the MHC’s ownership to 55.00%, while the resulting public stock ownership of the Company will be increased to 45.00%.  Concurrent with the reorganization, the Company will retain up to 50% of the net offering proceeds.  Following the reorganization, the Company will own 100% of the Bank’s outstanding stock, which will operate as a Pennsylvania-chartered savings bank.  The Company’s initial activities will be ownership of its subsidiary, the Bank, investment of the net cash proceeds retained at the holding company level (it is anticipated that the majority of the proceeds retained by the Company will be placed on deposit at the Bank) and extending a loan to the Bank’s newly-formed employee stock ownership plan (“ESOP”).  Subsequent activities of the Company may include payment of regular and/or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

Strategic Overview

Throughout much of its corporate history, the Bank’s strategic focus has been that of a community oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in Delaware and Chester Counties, as well as other nearby areas in Philadelphia and the surrounding suburban areas.  In this regard, the Bank has historically pursued a portfolio residential lending strategy typical of a thrift institution, with a moderate level of diversification into commercial real estate lending.  Commencing in the last decade, the Bank sought to gradually restructure the loan portfolio to include a greater proportion of commercial mortgage loans and, to a lesser extent, multi-family mortgage and non-mortgage loans.  In this regard, the Bank has emphasized high quality and flexible service, capitalizing on its local orientation and expanded array of products and services.  Accordingly, the Bank’s lending operations consists of two principal segments, as follows:  (1) residential mortgage

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lending; and (2) commercial mortgage lending in conjunction with the intensified efforts to become a full-service community bank.

With this transition in recent years, the Bank has been required to develop the infrastructure necessary to undertake more diversified lending.  In this regard, management has developed extensive policies and procedures pertaining to credit standards and the administration of commercial accounts.  Additionally, the Bank has employed a total of two loan officers who have local experience, to conduct the commercial lending operations  The Bank’s increased community bank focus has led to an expansion that is evidenced by the growth of commercial real estate/multi-family mortgage loans as well as construction loans – specifically, these loans have increased in aggregate from $97.8 million, or 47.1% of total loans as of December 31, 2001, to $115.9 million, or 50.9% of total loans as of June 30, 2006.  Moreover, over the last five fiscal years, the commercial loan portfolio has accounted for the majority of the growth in the loan portfolio.  Growth in commercial lending is expected to continue as such loans will continue to be emphasized by the Bank.

Despite the commercial lending emphasis, residential mortgage loans continue to comprise a significant segment of the loan portfolio, and equaled $107.0 million, or 47.1% of total loans as of June 30, 2006.  In addition, home equity lending has grown; such loans totaled $25.6 million, or 11.2% of total loans as of June 30, 2006, and are included in the residential mortgage loan balance above.  In this regard, the Bank held the first lien on the majority of the home equity loans in the portfolio.  The Bank’s residential mortgage loans are originated internally by the Bank loan officers as well as brokers and correspondent lenders.  Due to competitive market pressures, the Bank has continued to originate fixed-rate mortgage loans with terms up to 30 years. Substantially all of the Bank’s fixed-rate loans with terms of over 15 years are originated pursuant to commitments to sell such loans to correspondent mortgage banking institutions. Fixed-rate loans with terms of 15 years or less are generally originated for portfolio. In addition, while the Bank offers balloon loans with five, seven and ten year terms based on a 20 to 30 year amortization schedule, the Bank has only originated a small amount of such loans.

While the Bank has grown modestly in recent years, certain economic trends and market area characteristics have limited the ability to grow.  Specifically, the majority of the Bank’s retail banking offices and customers are located in Delaware County, which is a market with

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comparatively modest growth characteristics.  Moreover, as long-term interest rates dropped to their lowest point in more than 40 years in 2002 and 2003 and demand for adjustable rate mortgage (“ARMs”) loans was minimal, management was reluctant to invest heavily in long-term fixed rate mortgage loans from an interest rate risk perspective.  Additionally, competition for commercial mortgage loans remains intense in the Bank’s market.

As a result, the loan portfolio balance has realized comparatively modest growth overall, and the Bank maintains a sizeable portfolio of investment securities, and other high quality interest-earning assets (“IEA”).  The Bank’s cash, liquidity and securities portfolios consist of interest-earning deposits and short- to intermediate-term investment securities and mortgage-backed securities (“MBS”), the majority of which are currently classified as available for sale (“AFS”).  The Bank’s general balance sheet objective is to deploy funds primarily into loans and maintain moderate balances of cash and investments, given the higher yields typically available on loans.  At the same time, the Bank has sought to leverage capital through wholesale leveraging to enhance earnings and return on equity in the absence of strong retail loan growth in recent periods.

Retail deposits have consistently served as the primary interest-bearing funding source for the Bank.  In recent years, deposit growth has been limited based on Alliance’s limited need for funds as a result of the modest available asset investment opportunities.  Over the last several years, certificate of deposits (“CDs”) and checking accounts represent a growing portion of the total deposit accounts while savings and money market accounts have been diminishing in proportion to total deposits.  The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk.  FHLB advances constitute the Bank’s principal source of borrowings; the majority of the Bank’s borrowed funds have fixed rates and many have been utilized to match fund investments made by the Bank.  Following the Additional Stock Issuance, the Bank may use additional borrowings to facilitate leveraging of its higher capital position that will result from the stock offering, in which borrowings would be utilized to fund purchases of investment securities and MBS at a positive spread to improve earnings and return on equity; there are no current plans however.  To the extent additional borrowings are utilized by the Bank, FHLB advances would likely continue to be the principal source of such borrowings.

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The Bank’s earnings base is largely dependent upon net interest income and operating expense levels, as sources of non-interest operating income remain relatively limited, notwithstanding management’s efforts to increase their levels.  The Bank’s reported and core earnings have been subject to downward pressure in fiscal 2005 and through the first six months of fiscal 2006, as spreads were compressed as the average balance of CDs increased and the cost of such funds also increased, while operating expenses have also trended upward.

The post-offering business plan of the Bank is expected to continue to focus on products and services which have been the Bank’s traditional emphasis.  Specifically, the Bank will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows.

The increased capital from the offering is expected to facilitate additional balance sheet growth, leveraging of operating expenses and infrastructure investments.  The new capital will increase the Bank’s competitive posture and financial strength.  Additionally, the higher pro forma capitalization will better position the Bank to facilitate de novo branching and other expansion opportunities (no specific plans at present).  The projected use of proceeds is highlighted below.

•                  Company.  The Company is expected to retain up to 50% of the net offering proceeds.  At present, Company funds, net of the loan to the ESOP, are expected to be placed into an overnight deposit account in the Bank.  Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•                  Bank.  The balance of the net offering proceeds will be infused into the Bank in exchange for all of the Bank’s newly-issued stock.  The increase in the Bank’s capital will be less, as the amount to be borrowed by the ESOP to fund stock purchases equals 3.92% of the total shares in the reorganization less ESOP shares previously issued.  The ESOP purchases funded by a loan from the Company will be accounted for as a contra-equity.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment (i.e., loans and other corporate purposes).

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Balance Sheet Trends

Growth Trends

Table 1.1 shows the Bank’s balance sheet data for the past five fiscal years and as of June 30, 2006.  From December 31, 2001, through June 30, 2006, the Bank exhibited annual asset growth of 0.8%, with the comparatively modest asset growth primarily the result of limited loan growth.  In this regard, the loans receivable balance dipped in fiscal 2002 to equal $187.0 million, before increasing modestly to a level of $227.7 million, equal to 58.2% of total assets as of June 30, 2006, which reflects a 2.7% compounded annual growth rate since fiscal 2001.  For reasons noted earlier, including the modest growth characteristics of Delaware and Chester Counties and the highly competitive operating environment, the ability to grow the loan portfolio significantly has been limited.  Over this same period, the balance of cash, investments and MBS also reflect limited change overall, although the composition of the portfolio has changed, largely reflecting a modest increase in MBS and a reduction in investment securities.

Deposits have increased at an annual rate of 1.8% since 2001, with such growth being largely attributable to competitive rate offerings, with such growth concentrated in CDs as well as checking accounts.  In contrast, borrowings have diminished slightly at an annual rate of less than 4%.

Equity has diminished modestly since the end of fiscal 2001, as the Bank’s moderate profitability has been more than offset by the payment of dividends and increased loss on AFS securities.  In this regard, dividends have been paid to both the MHC and to the public stockholders as the MHC has not waived its right to receive dividends.  The modest shrinkage of equity coupled with asset growth has caused the equity to assets ratio to diminish from 9.19% as of the fiscal 2001 year end to 8.53% as of June 30, 2006.

Loans Receivable

Loans receivable totaled $227.7 million, or 58.2% of total assets, as of June 30, 2006, and reflects growth since the end of fiscal 2001, approximating 2.7% on a compounded annual basis.  Over this period, the proportion of loans to total assets has increased modestly as the rate of loan growth exceeded the asset growth rate, while the composition of the loan portfolio has

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Table 1.1

Alliance Bank

Historical Balance Sheets

													Compounded
	As of the Fiscal Year Ended December 31,										As of June 30,		Annual
	2001		2002		2003		2004		2005		2006		Growth Rate
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$377,145	100.00%	$368,432	100.00%	$374,374	100.00%	$382,134	100.00%	$389,035	100.00%	$391,504	100.00%	0.83%
Cash and cash equivalents	37,757	10.01%	46,698	12.67%	15,388	4.11%	22,137	5.79%	20,956	5.39%	23,570	6.02%	-9.94%
Loans receivable (net)	201,890	53.53%	187,016	50.76%	208,678	55.74%	209,712	54.88%	224,294	57.65%	227,662	58.15%	2.71%
Loans held for sale	1,568	0.42%	1,153	0.31%	640	0.17%	565	0.15%	0	0.00%	0	0.00%	-100.00%
Mortgage-backed securities	34,056	9.03%	24,534	6.66%	25,018	6.68%	31,497	8.24%	48,362	12.43%	47,440	12.12%	7.64%
Investment securities	83,643	22.18%	87,572	23.77%	101,636	27.15%	93,897	24.57%	72,079	18.53%	69,357	17.72%	-4.08%
Other real estate owned	178	0.05%	1,369	0.37%	2,607	0.70%	3,475	0.91%	1,795	0.46%	0	0.00%	-100.00%
Deposits	278,186	73.76%	268,904	72.99%	274,619	73.35%	286,906	75.08%	297,710	76.53%	300,710	76.81%	1.75%
Other borrowed money	62,358	16.53%	62,106	16.86%	61,880	16.53%	56,317	14.74%	52,501	13.50%	52,638	13.45%	-3.70%
Stockholders' equity	34,647	9.19%	34,906	9.47%	35,138	9.39%	35,046	9.17%	34,127	8.77%	33,383	8.53%	-0.82%

Loans/Deposits		72.57%		69.55%		75.99%		73.09%		75.34%		75.71%
Non-performing assets	7,243	1.92%	10,564	2.87%	8,498	2.27%	5,441	1.42%	3,735	0.96%	1,744	0.45%	-27.12%
Allowance for loan and lease losses as a % of loans receivable		1.40%		1.73%		1.29%		1.22%		1.18%		1.19%
Allowance for loan and lease losses as a % of NPAs and TDRs		41.09%		36.40%		46.51%		132.65%		137.63%		154.64%

Number of Offices	7		8		8		8		9		9

Source: Alliance Bank’s prospectus.

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shifted modestly to include a higher proportion of commercial mortgage loans.  The residential mortgage loan portfolio consists of approximately equal amounts of adjustable rate and fixed rate loans; it is the Bank’s policy is to sell a portion of the longer term fixed rate loans into the secondary market.  The majority of the Bank’s 1-4 family residential mortgage loans conform to standards set by Freddie Mac or Fannie Mae.  Most non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans), while otherwise meeting the agency credit criteria.

As referenced above, the balance of the 1-4 family mortgage loan portfolio has diminished modestly over the last five years reflecting strong market demand for fixed rate loans in the low interest rate environment (the Bank typically sells a portion of such loans).  As a result, permanent 1-4 family residential mortgage loans have declined in proportion to total loans (from 49.6% of total loans in fiscal 2001, to 47.1% of total loans as of June 30, 2006).  Conversely, commercial mortgage loans have increased in recent years to equal 47.3% of total loans as of June 30, 2006.  Such loans are generally secured by office buildings, hotels, small retail establishments, restaurants and other commercial structures.  The Bank’s mortgage lending emphasis is evident when it is considered that approximately 96.7% of the Bank’s loan portfolio is secured by mortgage loans (including construction loans) while consumer and other non-mortgage loans comprised 3.3% of the loan portfolio.  The greatest loan portfolio diversification has primarily been in commercial real estate lending.

Cash, Investments and Mortgage-Backed Securities

The intent of the Bank’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives.  The ratio of cash, investments and MBS to assets diminished modestly since the end of fiscal 2001, although cash and various types of securities continue to comprise a significant portion of the Bank’s interest-earning assets, reflecting the impact of limited loan growth and as the Bank sought to continue to leverage its capital with the objective of enhancing earnings and shareholder returns.

Investment securities and MBS equaled $69.4 million (17.7% of assets) and $47.4 million (12.1% of assets), respectively, as of June 30, 2006, while cash and equivalents totaled

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$23.6 million, or 6.0% of assets.  As of June 30, 2006, the cash, investments and MBS portfolio consisted of cash, interest-earning deposits in other financial institutions, securities issued by Ginnie Mae, Fannie Mae or Freddie Mac, U.S. government agency obligations, and other high quality investments, including those issued by municipal issuers (see Exhibit I-3 for the investment portfolio composition).  Additionally, the Bank maintains permissible equity investments such as FHLB stock.  The majority of the Bank’s investment securities are classified AFS; the portfolio of municipal bonds is classified as held-to-maturity (“HTM”).

In the absence of strong loan growth, the Bank has been increasing the investment in MBS over the last several years, as management views MBS as an adjunct to the loan portfolio.  The majority of MBS consist of adjustable rate or hybrid MBS (i.e., fixed rate loans with the majority having maturities of 10 years or less) which have been purchased with the objective of balancing yield, interest rate risk and cash flow considerations.  No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term.  The level of cash and investments is anticipated to increase initially following the Additional Stock Issuance, pending gradual redeployment into higher yielding loans.

Bank Owned Life Insurance

As of June 30, 2006, the balance of bank owned life insurance (“BOLI”) totaled $9.9 million, which reflects growth since the end of fiscal 2001 owing to increases in the cash surrender value of the policies.  The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis.  The increase in the cash surrender value of the BOLI is recognized as an addition to non-interest income on an annual basis.

Funding Structure

Retail deposits have consistently comprised the substantial portion of balance sheet funding.  Since fiscal year-end 2001, deposits have grown at a 1.8% compounded annual rate.  Since the end of fiscal 2003, the composition of the deposit base has changed modestly as CDs,

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NOW and non-interest bearing checking accounts have increased modestly while money market and passbook savings accounts have decreased slightly over the corresponding timeframe.  Accordingly, the proportion of CDs and checking accounts (NOW and non-interest bearing accounts) to total deposits has increased from 53.5% and 13.7%, respectively, as of the end of fiscal 2003, to 56.3% and 20.0%, respectively, as of June 30, 2006.

The Bank has utilized borrowed funds, consisting solely of FHLB advances, as a supplemental funding source.  As of June 30, 2006, borrowed funds totaled $52.6 million, representing 13.5% of total assets.  The Bank typically utilizes borrowings:  (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required.  Over the last five fiscal years, the outstanding balance of FHLB advances has diminished modestly based on the limited need for wholesale funds given the underlying moderate asset growth trends of the Bank.

Equity

From year end 2001 through June 30, 2006, the Bank’s equity declined at an annual rate of 0.8%.  The modest decline in capital was primarily attributable to dividend payments exceeding retained earnings for the period.  Accordingly, the Bank’s equity-to-assets ratio declined from 9.19% as of the fiscal year ended 2001 to 8.53% at June 30, 2006.  The Bank’s tangible capital is equal to total capital as there are no intangibles present on the balance sheet.   The offering proceeds will serve to further strengthen the Bank’s regulatory capital position and support further growth.  The Bank’s return on equity (“ROE”) is expected to be modest on a post-offering basis given the pro forma increase in equity and moderate reinvestment yields currently available.  At the same time, it is anticipated that the MHC will waive dividends on a post-reorganization basis, which should facilitate equity growth absent the impact of any other capital management strategies.

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five fiscal years and the 12 months ended June 30, 2006.  The Bank’s earnings over the period have ranged from a

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Table 1.2

Alliance Bank

Historical Income Statements

	As of the Fiscal Year Ended December 31,										Twelve Months End.
	2001		2002		2003		2004		2005		June 30, 2006
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest Income	$25,288	7.02%	$22,140	5.87%	$19,822	5.32%	$19,420	5.13%	$19,883	5.08%	$20,579	5.30%
Interest Expense	(14,379)	-3.99%	(11,146)	-2.95%	(8,475)	-2.27%	(7,820)	-2.07%	(8,907)	-2.28%	(9,959)	-2.56%
Net Interest Income	$10,909	3.03%	$10,994	2.91%	$11,347	3.05%	$11,599	3.07%	$10,976	2.80%	$10,620	2.73%
Provision for Loan Losses	(1,040)	-0.29%	(1,960)	-0.52%	(480)	-0.13%	(210)	-0.06%	(120)	-0.03%	(90)	-0.02%
Net Interest Income after Provisions	$9,869	2.74%	$9,034	2.39%	$10,867	2.92%	$11,389	3.01%	$10,856	2.77%	$10,530	2.71%

Other Operating Income	1,334	0.37%	1,336	0.35%	1,192	0.32%	1,265	0.33%	1,271	0.32%	1,294	0.33%
Operating Expense	(8,218)	-2.28%	(9,441)	-2.50%	(10,095)	-2.71%	(10,154)	-2.68%	(10,318)	-2.64%	(9,989)	-2.57%
Net Operating Income	$2,985	0.83%	$929	0.25%	$1,964	0.53%	$2,500	0.66%	$1,808	0.46%	$1,834	0.47%

Net Gain(Loss) on Sale of Loans	$—	0.00%	$—	0.00%	$68	0.02%	$46	0.01%	$53	0.01%	$34	0.01%
Net Gain(Loss) on Sale of REO	(32)	-0.01%	(1)	0.00%	159	0.04%	132	0.03%	25	0.01%	159	0.04%
Net Gain(Loss) on Sale of Investments	—	0.00%	(39)	-0.01%	46	0.01%	1	0.00%	(216)	-0.06%	0	0.00%
Post-Retirement Benefits of Senior Mgmt. (1)	—	0.00%	—	0.00%	—	0.00%	—	0.00%	(642)	-0.16%	(642)	-0.17%
Provision for loss on sale of REO	(72)	-0.02%	(230)	-0.06%	—	0.00%	(231)	-0.06%	(12)	0.00%	0	0.00%
Total Non-Operating Income/(Expense)	$(104)	-0.03%	$(270)	-0.07%	$273	0.07%	$(52)	-0.01%	$(792)	-0.20%	$(449)	-0.12%

Net Income Before Tax	$2,881	0.80%	$659	0.17%	$2,237	0.60%	$2,448	0.65%	$1,017	0.26%	$1,386	0.36%
Income Taxes	(540)	-0.15%	360	0.10%	(74)	-0.02%	(329)	-0.09%	157	0.04%	53	0.01%
Net Income (Loss) Before Extraord. Items	$2,341	0.65%	$1,019	0.27%	$2,163	0.58%	$2,119	0.56%	$1,174	0.30%	$1,439	0.37%

Estimated Core Net Income
Net Income	$2,341	0.65%	$1,019	0.27%	$2,163	0.58%	$2,119	0.56%	$1,174	0.30%	$1,439	0.37%
Addback(Deduct): Non-Recurring (Inc)/Exp	104	0.03%	270	0.07%	(273)	-0.07%	52	0.01%	792	0.20%	449	0.12%
Tax Effect (2)	(35)	-0.01%	(92)	-0.02%	93	0.02%	(18)	0.00%	(269)	-0.07%	(152)	-0.04%
Estimated Core Net Income	$2,410	0.67%	$1,197	0.32%	$1,983	0.53%	$2,154	0.57%	$1,696	0.43%	$1,735	0.45%

Memo:
Expense Coverage Ratio (3)	132.75%		116.45%		112.40%		114.23%		106.37%		106.31%
Efficiency Ratio (4)	67.12%		76.57%		80.51%		78.93%		84.25%		83.85%
Effective Tax Rate	18.74%		-54.63%		3.31%		13.44%		-15.44%		-3.82%

(1)   Reflects one-time expenses related to the retirement of three senior management officers.

(1)   Tax effected at a 34% rate.

(2)   Net interest income divided by operating expenses.

(3)   Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Alliance Bank’s prospectus.

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low of $1.0 million, or 0.27% of average assets, during fiscal 2002, to a high of $2.4 million, or 0.65% of average assets in fiscal 2001.  The reduction from fiscal 2001 to 2002 was primarily the result of increased loan loss provisions, operating expenses and non-operating expenses.    Net income trended upward to total $2.2 million (0.58% of average assets) in fiscal 2003 and $2.1 million (0.56% of average assets) in fiscal 2004 as loan loss provisions diminished relative to the fiscal 2002 level and as net interest income improved reflecting the beneficial impact of the declining interest rate environment prevailing over the period.  Conversely, rising interest rates experienced in fiscal 2005 and the first six months of fiscal 2006 provided for spread compression and a diminishing net interest margin for the Bank.  Coupled with the impact of increasing operating expenses and certain non-operating expenses, the Bank’s net income has diminished relative to the fiscal 2004 level to $1.2 million (0.30% of average assets) in fiscal 2005, and $1.4 million (0.37% of average assets) for the 12 months ended June 30, 2006.

Net Interest Income

Net interest income increased modestly from fiscal 2001 to fiscal 2004 (from $10.9 million to $11.6 million), notwithstanding limited growth of interest-earning assets, as the comparatively higher yielding loan portfolio increased modestly and as the general decline in market interest rate levels had a beneficial impact on the Bank’s yield-cost spread and net interest margin.  Net interest income decreased by $623,000 in fiscal 2005 relative to the fiscal 2004 level, to equal $11.0 million, or 2.80% of average assets, a trend which continued through the first six months of fiscal 2006 – net interest income equaled $10.6 million, or 2.73% of average assets, for the 12 months ended June 30, 2006.  The reduction in net interest income generated through the Bank’s operations reflects the impact of an increasing interest rate environment experienced since fiscal 2004, which caused the Bank’s longer-term interest-earning assets (“IEA”) to reprice upward more slowly than the comparatively shorter term interest-bearing liabilities (“IBL”).

The underlying cause of these trends with respect to the level of net interest income is demonstrated by information contained in Exhibit I-4, reflecting the Bank’s yield-cost spread since fiscal 2003.  In this regard, the Bank’s net spread increased from 2.90% in fiscal 2003 to

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3.00% in fiscal 2004, while diminishing to 2.74% in fiscal 2005 and 2.51% for the six months ended June 30, 2006.  The initial reinvestment of the offering proceeds should increase net interest income but have a limited impact on the Bank’s overall spreads.

Loan Loss Provisions

For the 12 months ended June 30, 2006, loan loss provisions totaled $90,000, or 0.02% of average assets, which is below the level for the prior three fiscal years.  The level of loan loss provisions was comparatively higher in fiscal 2001 and fiscal 2002, reflecting the impact of comparatively higher level of non-performing assets (“NPAs”), which were concentrated in the commercial mortgage loan portfolio.  With the resolution of these problem assets and the related chargeoffs, loan loss provisions reported by the Bank have been comparatively modest.  Going forward, the Bank will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis, and establish additional loan loss provisions in accordance with the Bank’s asset classification and loss reserve policies.

Non-Interest Income

Non-interest income (i.e., other operating income) has remained relatively stable since fiscal 2001, approximating $1.3 million over the period.  The stable nature of other income reflects the limited growth in the loan portfolio and the balance of deposit accounts.

Included in non-interest income are management fees collected from the MHC which reimburses the Bank for certain administrative services including accounting and corporate functions performed by Bank personnel and/or at the Bank’s expense.  The management fees included in non-interest totaled $420,000 and $456,000 in fiscal 2004 and 2005, respectively, and equaled $468,000 for the 12 months ended June 30, 2006.  In the future, management estimates that the management fees will continue to approximate the recent historical level.

Overall, the ratio of non-interest income to average assets is low in comparison to industry averages, due in part to competitive conditions prevailing locally and the Bank’s historical focus on mortgage lending.  Management will seek to increase the level of non-interest fee income primarily

4

by continuing to expand fee generating commercial loan and deposit relationships and by undertaking such activities as secondary market loan sales.  However, growth in the level of non-interest operating income is expected to be gradual.

Operating Expenses

The Bank’s operating expenses have increased in recent years due to modest asset growth, emphasis in commercial lending, and de novo branching.  In particular, cost increases have been associated with expanded commercial lending activities and the need to maintain compensation levels in line with the market in a highly competitive banking environment.  Additionally, increasing medical insurance premiums have also been a factor in increasing compensation costs.  Additionally, the Bank opened the Paoli branch in fiscal 2005, and incurred the related staffing, occupancy and equipment costs.  Reflecting the foregoing, operating expenses have increased from $8.2 million, or 2.28% of average assets in fiscal 2001, to $10.0 million, or 2.57% of average assets, for the 12 months ended June 30, 2006.

Operating expenses are expected to increase on a post-offering basis primarily as a result of the expense of the stock-related benefit plans and the printing and mailing cost attributable to the increased number of public shareholders.  At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase.

Non-Operating Income/Expense

Non-operating income and expense have historically had a limited impact on earnings over the last five fiscal years, with gains on the sale of real estate owned (“REO”), the operating costs of REO and/or gains on the sale of loans being the primary components of non-operating income and expense.  While non-operating items have typically been limited, such revenues and expenses were higher in fiscal 2005, totaling $792,000 (0.20% of average assets) on a net basis.  In this regard, the Bank recorded a $642,000 (0.16% of average assets) one-time post-retirement benefit expense in fiscal 2005 related to the retirement of three members of senior management.  Additionally, the Bank reported a $216,000 (0.06% of average assets) expense on the sale of investment securities.  These non-operating expenses were only partially offset by modest non-operating gains on the sale of loans and REO.  Overall, the Bank reported net non-operating

5

expenses equal to $792,000, or 0.20% of average assets in fiscal 2005, and $449,000, or 0.12% of average assets for the 12 months ended June 30, 2006.

Taxes

The Bank’s average tax rate has fluctuated since the end of fiscal 2001, and is comparatively modest in comparison to many financial institutions operating in Pennsylvania, reflecting the impact of tax exempt income from municipal bonds in the Bank’s securities portfolio and from BOLI purchased by the Bank.  As a result, the Bank reported a 13.44% tax rate in fiscal 2004, and a tax benefit equal to 15.44% and 3.82% in fiscal 2005 and the 12 months ended June 30, 2006, respectively.

The Bank has established a Delaware subsidiary to hold a portion of the investment portfolio and thereby reduce the state tax liability.  The impact of this subsidiary’s operations has been to effectively minimize the Bank’s state corporate tax liability.

Efficiency Ratio

The Bank’s efficiency ratio has increased since fiscal 2001, reflecting erosion of core earnings described earlier.   Since fiscal 2001, when the efficiency ratio equaled 67.12%, the efficiency ratio has trended upward to equal 83.85% for the 12 months ended June 30, 2006, with the increase primarily attributable to growth in operating costs which exceeded the growth of interest and non-interest revenue streams generated through operations.  On a post-offering basis, the efficiency ratio may show some slight improvement, although the expense of the stock benefit plans may limit the benefit.

Interest Rate Risk Management

The primary aspects of the Bank’s interest rate risk management include:

•                  Diversifying portfolio loans into other types of shorter-term or adjustable rate lending, primarily focused on commercial lending;

•                  Maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

6

•                  Promoting transaction accounts and, when appropriate, longer term CDs;

•                  Utilizing longer-term borrowing when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

•                  Maintaining a strong capital level;

•                  Increasing non-interest income;

•                  Limiting investment in fixed assets and other non-earnings assets; and

•                  Potentially selling a portion of the fixed rate mortgage loans originated based on risk and profitability considerations.

The internal rate shock analysis as of March 31, 2006 reflects that the economic value of equity at risk (“EVE”) declines by $1.5 million (3%) pursuant to a positive 200 basis point instantaneous and permanent rate shock, and diminishes by $6.4 million pursuant to a 200 basis point instantaneous and permanent reduction in interest rates.  In addition to modeling the EVE ratio, the Bank also projects the potential changes to its net interest income (“NII”) for a 12 and 24 month period under rising and falling interest rate scenarios.  Pursuant to a positive 200 basis point instantaneous and permanent rate shock, the Bank’s net interest income is projected to increase by 13.3% over a one year time frame relative to the base case levels while decreasing by 70.2% pursuant to a negative 200 basis point instantaneous and permanent rate shock.  The foregoing financial data reflects an asset sensitive position over this shorter term horizon.  Information pertaining to the Bank’s asset-liability maturity gap reflects the sensitivity to rising interest rates with data showing the Bank is negatively gapped out to a five year horizon.

Overall, the projected impact to the Bank’s EVE suggests changes in interest rates in either direction (up or down) would adversely impact the Bank’s economic value while net interest income would be positively impacted over the short term (i.e., over the next 12 month period) pursuant to increasing interest rates.  Empirical data reflects that rising interest rates since fiscal 2004 have resulted in a reduction in net interest income.  Moreover, there are numerous limitations inherent in such analyses such as the credit risk of Bank’s loans pursuant to changing interest rates.  Additionally, such analyses do not measure the impact of changing spread relationships as interest rates among various asset and liability accounts rarely move in tandem.

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Lending Activities and Strategy

Historically, the Bank’s primary emphasis was the origination of 1-4 family residential mortgages.  More recently, the Bank shifted its focus to higher yielding lending, primarily including commercial mortgage lending.  The Bank’s current lending strategy has been developed to take advantage of:  (1) the Bank’s historical strengths in the area of permanent residential mortgage lending; and (2) the relatively favorable long-term business and economic environments prevailing in the Bank’s markets for commercial mortgage lending.

Details regarding the Bank’s loan portfolio composition and characteristics are included in Exhibits I-6, I-7 and I-8.   As of June 30, 2006, 1-4 residential mortgage loans totaled $107.0 million, equal to 46.4% of total loans, while commercial real estate and multi-family together approximated 47.6% of total loans.  The residential mortgage loan totals include $25.6 million of home equity loans as of June 30, 2006, while the balance of the loan portfolio consists of comparatively modest amounts of land/construction loans (2.72% of total loans), and non-mortgage consumer and commercial loans (1.2% and 2.1% of total loans, respectively).

Residential Lending

As of June 30, 2006, residential mortgage loans equaled $107.0 million, or 46.4% of total loans; adjustable rate residential mortgage loans approximated $60.1 million or 56.1% of residential mortgage loans, while the $46.6 million balance, or 43.9%, had fixed interest rates.  As reflected in the Bank’s loan portfolio composition, the Bank originates both fixed rate and adjustable rate 1-4 family loans and seeks to emphasize shorter term or adjustable rate residential mortgage loans for portfolio investment.

The Bank originates 1-4 family loans up to a loan-to-value (“LTV”) ratio of 95%, with private mortgage insurance (“PMI”) being required for loans in excess of an 80% LTV ratio.  The substantial portion of 1-4 family mortgage loans have been originated by the Bank and are secured by residences in the local market.

As a complement to the 1-4 family permanent mortgage lending activities, the Bank also offers home equity loans including fixed rate amortizing term loans (“HELs”) as well as variable rate lines of credit (“HELOCs”).  Such loans typically have shorter maturities and

8

higher interest rates than traditional 1-4 family lending.  Home equity loans and lines totaled approximately $25.6 million as of June 30, 2006 (this figure is included in the 1-4 family mortgage loan balance).  When combined with the first mortgage loan, the Bank will make home equity loans up to 90% LTV.

Multi-Family and Commercial Mortgage Lending

Multi-family and commercial mortgage lending has been an area of portfolio diversification for the Bank.  Such loans are typically secured by properties in southeastern Pennsylvania and are generally originated by the Bank but may include participation interests purchased from other local lenders.  Similarly, the Bank may sell participation interests in loans to other local lenders, particularly when extending such credits would cause the Bank to exceed its legal lending limit.  As of June 30, 2006, multi-family and commercial mortgage loans together equaled $109.6 million (47.6% of loans); the substantial majority is secured by commercial real estate.  The majority of the collateral properties are located in the Bank’s market in southeastern Pennsylvania.  The typical commercial or multi-family loans that the Bank seeks to make has a principal balance in the range of $50,000 to $3 million, but may be larger, particularly if the loan is well-collateralized or extended to a very credit-worthy borrower.

The majority of the Bank’s multi-family residential loans are secured by five to fifteen unit apartment buildings, while the Bank’s commercial real estate loans are primarily secured by office buildings, hotels, small retail establishments, restaurants and other facilities. Most income producing property loans originated by the Bank are for the purpose of financing existing structures rather than new construction. Such loans are typically collateralized by local properties.  At June 30, 2006, the five largest multi-family or commercial real estate loan relationships or loan balances outstanding to one borrower were in the range of $2.8 million to $4.5 million, and all were performing in accordance with their terms.

Multi-family and commercial mortgage loans are typically offered with fixed rates of interest for the first 5 years of the loan, which are then subject to call provision or rate adjustment.  Such loans typically possess terms ranging from 1 to 5 years, with amortization periods of 5 to 30 years, and loan-to-value ratios of up to 80%, and target a debt-coverage ratio of at least 1.1 times.

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Construction Loans

Construction lending remains comparatively modest but will continue to be undertaken by the Bank in the future.  The Bank originates in-market residential and commercial construction loans to shorten the average duration of assets, and support asset yields.  The Bank generally limits such loans to known builders and developers with established relationships with the Bank.  Substantially all of the Bank’s construction lending is secured by properties in southeastern Pennsylvania.  Construction loans generally have variable rates of interest, terms of up to 3 years (but most typically 12 months) and LTV ratios up to 80%.

Non-Mortgage Lending

The Bank’s efforts to increase commercial lending have primarily centered on the development of real estate secured relationships, as non-mortgage commercial and industrial loans remains limited.  As of June 30, 2006, commercial business loans totaled $4.8 million, equal to 2.1% of total loans.  The Bank offers commercial loans to sole proprietorships, professional partnerships and various other small businesses.  The types of commercial loans offered include lines of credit and business term loans.  Most line of credit and business term loans are secured by real estate and other assets such as inventory or accounts receivable.

Consumer loans are generally offered to provide a full line of loan products to customers and typically include student loans, loans on deposits, and lines of credit.  As of June 30, 2006, consumer loans totaled $2.8 million, equal to 1.2% of total loans.

Loan Originations, Purchases and Sales

Exhibit I-8 shows the Bank’s loan originations/purchases, repayments and sales over the past three fiscal years and for the six months ended June 30, 2006.  The largest segment of the Bank’s loan origination volume consists of permanent 1-4 family mortgage loans, which totaled $43.8 million in fiscal 2005, and $16.9 million for the six months ended June 30, 2006.  The majority of the balance of the Bank’s loan originations has been in the area of commercial mortgage loans, with total originations of $22.7 million in fiscal 2005, and $7.2 million for the six months ended June 30, 2006.  The remaining balance of loans originated by the Bank has

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been comprised of multi-family, construction and commercial and consumer non-mortgage loans.

Importantly, a portion of the Bank’s residential mortgage loans are originated through several broker relationships and thus, the Bank has little if any contact with the borrower during the origination process and a limited customer relationship thereafter.  Similarly, the Bank occasionally purchases participations in construction and land development loans from other local lenders.  Overall, loan purchases were more significant in fiscal 2003 and 2004 (in a range of $5 to $6 million), than in fiscal 2005 ($508,000) and over the first six months of fiscal 2006 ($1.5 million).

Loan sales have been relatively limited for the Bank and have consisted solely of 1-4 family permanent mortgage loans since the beginning of fiscal 2003.  Loan sales have been limited as the Bank has been seeking to maintain loan portfolio balances in the face of strong competition and heavy refinancing activity through fiscal 2004.  Loans sold by the Bank totaled $7.5 million in fiscal 2005 while there were no loans sold for the first six months of fiscal 2006.

Asset Quality

The Bank’s asset quality has been improving since NPAs peaked in fiscal 2002, at a level of $10.6 million, equal to 2.87% of total assets.  During this period, the high level of NPAs was attributable to several delinquent commercial mortgage and land development/construction loans which were subsequently resolved such that the current asset quality ratios are relatively strong.  The foregoing trends are reflected in Exhibit I-9, which show that as of June 30, 2006, the NPA balance was $1.7 million, equal to 0.45% of assets, consisting solely of non-performing loans.  The ratio of allowances to total loans equaled 1.17%, while reserve coverage in relation to NPAs equaled 154.64% (see Exhibit I-10).

The Bank’s management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions.  Additionally, the Bank maintains an independent review function

11

which consists of an internal analysis of all major loans and credit concentrations with total balances in excess of $400,000.

Funding Composition and Strategy

Deposits have consistently been the Bank’s primary source of funds.  As of June 30, 2006, deposits totaled $300.7 million, which reflects 1.8% compounded annual growth since the end of fiscal 2001.  As discussed previously, deposit growth has been relatively modest in view of the limited need for funds.  Management believes that the Bank’s deposit pricing places the Bank in the middle of the range of rates offered by the local competition.

Lower costing savings and transaction accounts totaling $131.4 million comprised approximately 43.7% of the Bank’s deposits at June 30, 2006 (see Exhibit I-11).  The proportion of NOW and non-interest bearing checking accounts over the last three fiscal years while passbook and money markets have diminished over the corresponding time frame.  The  balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less.  As of June 30, 2006, CDs with balances equal to or in excess of $100,000 equaled $19.2 million.

As of June 30, 2006, borrowed funds totaled $52.6 million, consisting solely of FHLB advances.    Over the last five fiscal years, the outstanding balance of FHLB advances has diminished modestly based on the limited need for wholesale funds in the absence given the underlying asset growth trends of the Bank.  In the future, the Bank may utilize FHLB advances more heavily in connection with potential leveraging and/or interest rate risk management strategies, particularly if management perceives that interest rates will continue to increase.

Subsidiary

Presently, the Bank has three wholly-owned subsidiaries, Alliance Delaware Corp., which holds and manages certain investment securities.  The three subsidiaries include:  (1) 541 Corp., which was engaged in a residential real estate development project; (2) Alliance Financial and Investment Services LLC which participates in commission fees; and (3) Alliance Delaware Corp.

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541 Corp. sold and settled the last unit of a residential real estate development project in July 1999 and has been inactive since that time. The Bank has no intention to engage in any further real estate development activities through 541 Corp.

Alliance Delaware Corp. was formed in 1999 to accommodate the transfer of certain assets that are legal investments for the Bank and to provide for a greater degree of protection to claims of creditors. The laws of the State of Delaware and the court system create a more favorable environment for the business affairs of the subsidiary.  Alliance Delaware Corp. currently manages certain investments for the Bank, which, as of December 31, 2005, amounted to $50.3 million.

Alliance Financial and Investment Services LLC was established in 2003 to share in commission fees from non-insured alternative investment products.

Legal Proceedings

Other than the routine legal proceedings that occur in the Bank’s ordinary course of business and the one matter previously referenced involving two former employees, the Bank is not involved in litigation which is expected to have a material impact on the Bank’s financial condition or operations.

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II.  MARKET AREA

Introduction

Alliance was established in 1938 and currently serves the areas south and west of Center City Philadelphia.  Over the years, the Bank has grown to a nine-branch operation, with locations in Chester County and Delaware County.  The Bank’s main office is located about 15 miles west of Center City Philadelphia.  Both counties where the Bank operates branches are included in the Philadelphia Primary Metropolitan Statistical Area (“PMSA”); the PMSA also encompasses three additional nearby counties in Pennsylvania and four counties in New Jersey.

The Philadelphia PMSA is the nation’s fourth largest metropolitan area in terms of total population.  Based on 2000 census data, the PMSA population was estimated at 5.0 million.  The two counties served by the Bank’s branches had a total population of approximately 1.0 million.  The Philadelphia area economy is typical of most large Northeast and Midwest cities where the traditional manufacturing-based economy has diminished somewhat in favor of service sector growth.  The service employment growth has enhanced the PMSA’s economic diversity, and regional employment today is derived from several employment sectors.

In recent years, the economy of the Bank’s market has become increasingly diverse as the Philadelphia metropolitan area  has grown based on several factors including: (1) the location in the heart of the Boston-to-Richmond megalopolis, coupled with its proximity to and presence within the Philadelphia core city area; (2) the presence of a highly educated workforce which is supported by a high quality public education system and presence of a variety of colleges and universities locally; and (3) diversity of the local economy as traditional employers in the manufacturing and financial services industry have been bolstered by growth in the life sciences and healthcare industries as well as the information technology and communication sectors.

The Philadelphia PMSA today is a major center for financial services, and Alliance competes with a number of very large financial institutions that are either headquartered or maintain office networks in southeastern Pennsylvania.  Some of the larger commercial banks operating in the Bank’s market include Wachovia, PNC Financial, Commerce, and Bank of America.  Alliance also competes with a number of large savings institutions that maintain

1

branches in or are headquartered in southeastern Pennsylvania, including Citizens, Sovereign Bank and Beneficial Mutual.  Overall, the magnitude of the competition that Alliance faces is apparent with more than 350 financial institution branches in Chester and Delaware Counties (excluding credit unions).  These numbers do not include competition from mortgage banking companies, investment houses, mutual funds and other sources.

The Bank intends to continue expanding its regional branch office network but there are no specific expansion plans at this time.  Moreover, the Bank will continue to consider growth through the acquisition of branches or whole institutions if such opportunities should arise.  A map showing the Bank’s office coverage is set forth below and details regarding the Bank’s offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

Table 2.1

Alliance Bank

Map of Branch Locations

2

Future growth opportunities for Alliance depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment.  These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of Alliance’s market area.  The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank and will be factored into our valuation analysis accordingly.

Market Area Demographics

Key demographic and economic indicators in the Bank’s market include population, number of households and household/per capita income levels.  Trends in these key measures are summarized by the data presented in Table 2.2 from 2000 to 2005 and projected through 2010.  Data for the nation and the State of Pennsylvania is included for comparative purposes.  Overall, the market area provides the Bank with huge potential.  Chester County’s population is 471,000 and Delaware County’s population is 564,000.  Additionally, the population of Chester County has increased at a relatively strong 1.7% annual rate since 2000, while the population of Delaware County has increased at a comparatively modest pace of 0.5% over the corresponding time frame.  Population growth trends are also relatively favorable for the business environment generally as population growth has been strong, with Chester County registering some of the strongest growth trends in the State of Pennsylvania.  Close-in Delaware County reflects more limited growth trends which are comparable to the state average of 0.3%.  The population of Chester and Delaware Counties is projected to increase at a 1.6% and 0.6% annual pace through 2010, which is above the expected increase for the state as a whole.

Growth trends with regard to households have paralleled the population growth trends, with the Bank’s markets in Chester County generally experiencing faster household growth rates to the prevailing average for Pennsylvania and the U.S, as Delaware County is growing at a moderate pace, below state and national averages.  Specifically, the number of households in Chester County increased at a 1.8% annual pace in the last five years as compared to 0.5% for Delaware County.

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Table 2.2

Alliance Bank

Summary Demographic Data

	Year			Growth Rate
	2000	2005	2010	2000-2005	2005-2010
Population (000)
United States	281,422	298,728	317,431	1.2%	1.2%
Pennsylvania	12,281	12,481	12,695	0.3%	0.3%
Chester County	434	471	510	1.7%	1.6%
Delaware County	551	564	581	0.5%	0.6%

Households (000)
United States	105,480	112,449	119,777	1.3%	1.3%
Pennsylvania	4,777	4,920	5,039	0.6%	0.5%
Chester County	158	173	188	1.8%	1.7%
Delaware County	206	211	219	0.5%	0.7%

Median Household Income ($)
United States	$42,164	$49,747	$58,384	3.4%	3.3%
Pennsylvania	40,108	48,534	58,658	3.9%	3.9%
Chester County	64,836	81,043	103,310	4.6%	5.0%
Delaware County	50,104	62,297	76,721	4.5%	4.3%

Per Capita Income ($)
United States	$21,586	$26,228	$32,206	4.0%	4.2%
Pennsylvania	20,880	26,295	33,319	4.7%	4.8%
Chester County	31,627	40,523	52,981	5.1%	5.5%
Delaware County	25,040	31,803	41,135	4.9%	5.3%

	Less Than	$25,000 to	$50,000 to	$100,000 to
2005 HH Income Dist. (%)	$25,000	50,000	100,000	150,000	$150,000 +
United States	23.8	26.4	31.2	11.5	7.0
Pennsylvania	24.3	27.1	31.4	11.2	6.0
Chester County	10.6	17.2	33.0	21.5	17.7
Delaware County	17.3	22.9	33.3	16.3	10.2

Source: ESRI.

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Median household levels in the market area ($81,043 for Chester County and $62,297 for Delaware County as of 2005) are favorable in comparison to both the state and national averages ($48,534 and $49,747 respectively).  Likewise, per capita income levels as of 2005 equaled $40,523 and $31,803 for Chester and Delaware Counties, respectively, which are also well above the state and national aggregates.  Household income distribution patterns provide empirical support for earlier statements regarding the affluent nature of the market area as 39% (in Chester County) and 27% (in Delaware County) of all households had income levels in excess of $100,000 annually in 2005.  The relatively high levels of personal income and expected income growth are evidence of the strong fundamentals of the local economy.

Summary of Local Economy

Local Economy

Chester and Delaware Counties are bedroom communities for commuters to nearby Philadelphia, although local employment has continued to grow as many businesses have found suburban locations to be attractive given the proximity to highly educated and affluent residents.  The economy of the Bank’s markets is relatively diverse and has several large components.  Employment data indicates that the education, health and social services are the most prominent sector, comprising approximately 20% to 25% of total employment.  The next largest component of the economy of the market area is manufacturing, which approximate 10% to 15% of total employment, followed by professional, scientific and related enterprises (approximating 13% of employment) and finance insurance, real estate and leasing (“FIRE”) (approximating 10% of total employment).

Growth sectors of the local economy included the life science and healthcare industries, whose expansion has been fostered by the presence of major research universities locally and a highly educated technically proficient workforce.  The market area’s core industries with emphasis on those which are perceived to be supporting future growth have been described below.

Financial Services.  The financial services sector has always been an important element of the economy of the Philadelphia metropolitan area and continues to be important to

5

this day.  As reflected in Table 2.3, the Vanguard Fiduciary Trust Company is the largest employer in Chester County with over 10,000 employees.  Moreover, there are numerous other major financial services employers outside of the Bank’s immediate market area which also provide substantial employment and income to the local economy.

Bio-technology and Pharmaceutical Industries.  The Philadelphia metropolitan area is one of the leading regions of the world for biotech and pharmaceutical research and development.  In this regard, 80% of the world’s largest pharmaceutical companies have a presence in the region including such market leaders as Wyeth, GlaxoSmithKline, Merck, Pfizer, Aventis, AstraZeneca, Centocor, and Cephalon.

Such companies have established operations in the Philadelphia area owing to the presence of critical infrastructure including the presence or world class universities and research centers, an extensive pool of highly educated talent, the availability of venture capital, and a supportive business environment.

The market area as one of the most attractive residential locations in the Philadelphia region has garnered a disproportionate share of the bio-technology and pharmaceutical activity, particularly in Delaware County where Wyeth-Ayerst Laboratories employs over 3,000 at a major pharmaceutical research facility, shown in Table 2.3.

Health Care.  Many of the same factors leading to the growth of the bio-tech and pharmaceuticals industries have also made the market area a center for health care.  In this regard, there are a variety of primary and secondary health care facilities in the market area with Crozer Keystone Health System (6,000 employees) and Mercy Health Corp. (3,200 employees) being among the largest. (See Table 2.3 for details).

Science and Technology.  The Philadelphia area is a center for science and technology employment, supported by the 42,000 engineers, 25,000 scientists and 61,000 computer professionals who work in the metropolitan area.  Additionally, area colleges graduate 55,000 each year to bolster the available pool of educated workers.  Furthermore, the area’s high concentration of major science, technology and large businesses that utilize technology (e.g., Lockheed Martin, Boeing, SAP, SCT, GlaxoSmith Kline, Merck, the U.S. Navy and others) has

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Table 2.3

Alliance Bank

Largest Employers in Chester County

Company	Employment	Product/Service
Vanguard Fiduciary Trust Co. Inc.	10,500	Investment Management Service
Vanguard Group Inc.	8,250	Management & Administration of Mutual Fund Portfolios
QVC Inc.	2,475	Retail Mail-Order House Manufacturing Costume Jewelry
Saint Gobain Corporation	500	Manufacture Abrasive Products, Industrial Ceramics Sealants, Fiberglass Products, Building Materials Piping and Glass Containers
Vishay Americas Inc.	500	Manufacture Small Electronic Components
Certainteed Corporation	450	Manufacture Fiberglass Products, Building Materials & Piping Products
Genesis Healthcare Corp.	300	Skilled Nursing Facilities
IKON Office Solutions Inc.	300	Wholesale Leases, Rents & Services Photocopiers, Fax Machines & Wholesale Office Equipment Supplies & Specialized Document Copying
Electronics Boutique Holdings Corp.	280	Retail Video Game & PC Entertainment Software
Vishay Intertechnology Inc.	250	Manufacture Electronic Resistors, Manufacture Electric Coil/Transformers, Manufacture Electronic Capacitor
Acme Markets Inc.	250	Supermarkets

Source: D&B's Million Dollar Database.

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Company	Employment		Product/Service
Boeing Helicopters	5,932	FT	Manufacture Military Helicopters
Crozer Keystone Health System	6,000	FT&PT	Biotechnology & Drugs, Commercial Physical Research
Wyeth-Ayerst Laboratories	3,040 23	FT PT	Pharmaceutical
Mercy Health Corp.	1,652 1,682	FT PT	Health Care
Villanova University	1,595 375	FT PT	Education
The Franklin Mint	1,300 200	FT PT	Creator & Marketer of Heirloom Quality Collectibles
SAP America, Inc.	1,038	FT	Software
United Parcel Service	350 2,600	FT PT	Package Delivery
Elwyn, Inc.	970 280	FT PT	Rehabilitation Training, Education of Handicapped
Kimberly-Clark Corp.	1,048	FT	Manufacturer & Marketer Paper Products
Bell Atlantic	1,100	FT	Communications & Information
PECO Energy Co.	1,078	FT	Electric & Gas Utility
State Farm Insurance	1,043	FT	Insurance
Sun Company	950	FT	Manufacture, Distribution, Sales of Petroleum Products
Wawa	1,600	FT&PT	Convenience Stores/Corporate Headquarters
Lyondell Chemical	800	FT	Manufacture & Marketer Intermediate Chemicals
Widener University	610 346	FT PT	Education
TV Guide	900	FT&PT	Publisher & Distributor of Weekly Magazine
Riddle Memorial Foundation	596 507	FT PT	Health Care, Hospital & Substance Abuse Center
Swarthmore College	577 135	FT PT	Education
South Co., Inc.	522 185	FT PT	Manufacturer of Industrial Fasteners
Foamex	472	FT	Manufacturing Polyurethane Foam
Cahners Business Information	400	FT	Business Information
Congoleum Corp.	400	FT	Manufacturer of Sheet Vinyl Flooring
Tosco Trainer Refinery	379	FT	Oil Refinery
Plumbmaster	300	FT	Manufacturing Plumbing Equipment & Supplies
Jefferson Smurfit Corp.	250	FT	Manufacturing Corrugated Containers
Vickers, Inc.	230	FT	Manufacturing Aircraft Accessories
Philadelphia Chewing Gum Corp.	200	FT	Chewing Gum Manufacturing
Clement Communications	200	FT	Communications
Fibre-Metal Products	200	FT	Manufacturing Hard Hats & Welding Masks
Chalmers & Kubeck, Inc.	200	FT	Machinery Repair

Sources: Delaware County Commerce Center.

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created numerous spin-off business opportunities, supports cluster development and act as magnets for other companies to locate to the market area.

The market area has substantial employment in the science and technology fields.  For example, Boeing is the largest employer in Delaware County and is primarily involved with manufacturing helicopters for the U.S. defense department.

Unemployment Trends

Unemployment trends in the market area and Pennsylvania are displayed in Table 2.4.  The Chester and Delaware County unemployment rates are typically lower than state and national averages, which is consistent with historical trends and is reflective of the relative strength and vitality of the targeted market area.  The unemployment rate equaled 3.1% in Chester County and 4.1% in Delaware County as of April 2006, in comparison to the state and national aggregates, which both equaled 4.7%, respectively.

Table 2.4
Alliance Bank
Market Area Unemployment Trends

	April
	2005	2006
United States (1)	5.4%	4.7%
Pennsylvania	5.6	4.7
Chester County	4.0	3.1
Delaware County	5.0	4.1

(1)   Seasonally adjusted.

Sources:  U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics

Competition among financial institutions in the Bank’s market is significant.  As larger institutions compete for market share to achieve economies of scale, the environment for the Bank’s products and services is expected to become increasingly competitive.  Community-sized institutions such as Alliance Bank typically compete with larger institutions on pricing or operate

9

in a “niche” that will allow for operating margins to be maintained at profitable levels.  The Bank’s business plan reflects elements of both strategies.

Table 2.5 displays deposit market trends over recent years for Chester and Delaware Counties.  Annual deposit growth in Chester and Delaware Counties over the last couple years has approximated 8% and 5%, respectively.  The market is dominated by commercial banks which hold an approximate 66% market share in Chester County and a 56% market share in Delaware County.  Competition for deposits in Pennsylvania in general is intense, as the overall size and stability of the Pennsylvania market makes it very attractive to financial institutions.  Several large superregional institutions operate in the Bank’s markets as well as a relatively large number of community banks.  The Bank’s annual deposit growth in Delaware County, where eight branches are located, approximated a decrease of 1% during the period covered in Table 2.5, which is below the averages for Chester and Delaware Counties overall.

The largest competitors in the markets served by the Bank are comprised of some of the largest financial institutions in Pennsylvania and the nation as a whole.  In this regard, Wachovia holds the largest market share in both Chester and Delaware Counties, with a 16% market share, in both counties, respectively (see Table 2.5 for details).  Other large competitors include PNC Bank, Commerce and Bank of America.  At the same time, there are many smaller competitors, most holding less than 5% of the deposit market. Based on the most recent branch deposit data, the Bank held less than 1% of the Chester County deposit market and less than 4% of the Delaware County deposit market.

The proceeds from the Additional Stock Issuance will enhance the Bank’s competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing and potential acquisition.

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Table 2.5

Alliance Bank

Chester County Deposit Detail

						Total Deposits
		HQ	HQ		# of	as of June 30,		Market Share		2003-2005
Holding Company Name	Institution Name	City	State	Type	Brchs	2003	2005	2003	2005	CAGR
						($000)	($000)	(%)	(%)	(%)

Wachovia Corp.	Wachovia Bank NA	Charlotte	NC	Bank	43	$ 1,070,872	$ 1,186,945	16.41%	15.56%	5.28%
National Penn Bancshares Inc.	National Penn Bank	Boyertown	PA	Bank	23	$ 653,172	$ 666,318	10.01%	8.73%	1.00%
First Chester County Corp.	First NB of Chester County	West Chester	PA	Bank	17	$ 556,878	$ 660,784	8.54%	8.66%	8.93%
PNC Financial Services Group	PNC Bank NA	Pittsburgh	PA	Bank	16	$ 543,441	$ 611,669	8.33%	8.02%	6.09%
Commerce Bancorp Inc.	Commerce Bank NA	Philadelphia	PA	Bank	9	$ 370,488	$ 603,826	5.68%	7.91%	27.66%
DNB Financial Corp.	DNB First NA	Downingtown	PA	Bank	12	$ 288,390	$ 326,014	4.42%	4.27%	6.32%
Stonebridge Financial Corp.	Stonebridge Bank	West Chester	PA	Bank	3	$ 211,998	$ 233,151	3.25%	3.06%	4.87%
Fulton Financial Corp.	Fulton Bank	Lancaster	PA	Bank	5	$ 63,139	$ 94,666	0.97%	1.24%	22.45%
Malvern Bank Corporation	National Bank of Malvern	Malvern	PA	Bank	2	$ 78,245	$ 93,935	1.20%	1.23%	9.57%
M&T Bank Corp.	Manufacturers & Traders TC	Buffalo	NY	Bank	4	$ 61,588	$ 84,363	0.94%	1.11%	17.04%
TD Banknorth Inc.	TD Banknorth NA	Portland	ME	Bank	5	$ 80,948	$ 69,869	1.24%	0.92%	-7.09%
New Century Bank	New Century Bank	Phoenixville	PA	Bank	1	$ 55,333	$ 67,791	0.85%	0.89%	10.69%
Community Banks Inc.	Community Banks	Millersburg	PA	Bank	3	$ 46,946	$ 58,243	0.72%	0.76%	11.38%
Bryn Mawr Bank Corp.	Bryn Mawr Trust Company	Bryn Mawr	PA	Bank	3	$ 47,013	$ 52,912	0.72%	0.69%	6.09%
Meridian Bank	Meridian Bank	Berwyn	PA	Bank	1	$ 0	$ 51,127	0.00%	0.67%	N.M.
Susquehanna Bancshares Inc.	Susquehanna Patriot Bank	Marlton	NJ	Bank	2	$ 52,426	$ 41,647	0.80%	0.55%	-10.87%
Harleysville National Corp.	Harleysville National B&TC	Harleysville	PA	Bank	4	$ 80,675	$ 41,576	1.24%	0.54%	-28.21%
Bank of America Corp.	Bank of America NA	Charlotte	NC	Bank	4	$ 67,455	$ 34,374	1.03%	0.45%	-28.61%
PSB Bancorp Inc.	First Penn Bank	Philadelphia	PA	Bank	1	$ 20,429	$ 24,290	0.31%	0.32%	9.04%
Mellon Financial Corp.	Mellon Bank NA	Pittsburgh	PA	Bank	1	$ 25,455	$ 16,746	0.39%	0.22%	-18.89%
Wilmington Trust Corp.	Wilmington Trust of PA	Villanova	PA	Bank	1	$ 0	$ 16,141	0.00%	0.21%	N.M.
Royal Bancshares of PA	Royal Bank America	Narberth	PA	Bank	1	$ 19,888	$ 14,499	0.30%	0.19%	-14.62%
First Resource Bk	First Resource Bk	Exton	PA	Bank	1	$ 0	$ 10,239	0.00%	0.13%	N.M.
Sterling Financial Corp.	Bank of Lancaster County NA	Strasburg	PA	Bank	1	$ 0	$ 1	0.00%	0.00%	N.M.
TOTAL BANKS					163	$ 4,394,779	$ 5,061,126	67.35%	66.33%	7.31%

Royal Bank of Scotland Group	Citizens Bank of PA	Philadelphia	PA	SB	27	$ 598,919	$ 993,739	9.18%	13.02%	28.81%
Willow Grove Bncp Inc.	Willow Grove Bank	Maple Glen	PA	Thrift	13	$ 447,488	$ 452,581	6.86%	5.93%	0.57%
Malvern FSB	Malvern FSB	Paoli	PA	Thrift	7	$ 360,874	$ 387,664	5.53%	5.08%	3.65%
Sovereign Bancorp Inc.	Sovereign Bank	Wyomissing	PA	Thrift	17	$ 308,118	$ 265,422	4.72%	3.48%	-7.19%
Phoenixville Federal B&T	Phoenixville Federal B&T	Phoenixville	PA	Thrift	2	$ 173,428	$ 187,991	2.66%	2.46%	4.11%
Coatesville Savings Bank	Coatesville Savings Bank	Coatesville	PA	SB	2	$ 133,293	$ 138,357	2.04%	1.81%	1.88%
Semperverde Holding Company	Firstrust Savings Bank	Conshohocken	PA	SB	2	$ 18,567	$ 44,515	0.28%	0.58%	54.84%
Beneficial Savings Bank, MHC	Beneficial Mutual Savings Bank	Philadelphia	PA	SB	1	$ 50,664	$ 35,068	0.78%	0.46%	-16.80%
Nova Financial Holdings Inc	Nova Savings Bank	Philadelphia	PA	SB	2	$ 18,298	$ 26,359	0.28%	0.35%	20.02%
First Keystone Financial	First Keystone Bnk	Media	PA	Thrift	1	$ 14,250	$ 19,189	0.22%	0.25%	16.04%
Greater DE Valley Hldgs MHC	Greater Delaware Valley (MHC)	Broomall	PA	SB	1	$ 0	$ 13,687	0.00%	0.18%	N.M.
WSFS Financial Corp.	Wilmington Savings Fund FSB	Wilmington	DE	Thrift	3	$ 5,388	$ 4,865	0.08%	0.06%	-4.98%
TOTAL SAVINGS INSTITUTIONS					78	$ 2,129,287	$ 2,569,437	32.63%	33.66%	9.85%

TOTAL BANKS AND SAVINGS INSTITUTIONS					241	$ 6,524,066	$ 7,630,563	99.98%	99.99%	8.15%

PENNSYLVANIA					5,863	$ 208,048,854	$ 225,237,756	100.02%	100.00%	4.05%
BANKS					4,286	$ 152,340,218	$ 161,521,806	73.22%	71.71%	2.97%
SAVINGS INSTITUTIONS					1,577	$ 55,708,636	$ 63,715,950	26.80%	28.29%	6.95%

Source:  SNL Securities.

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						Total Deposits
		HQ	HQ		# of	as of June 30,		Market Share		2003-2005
Holding Company Name	Institution Name	City	State	Type	Brchs	2003	2005	2003	2005	CAGR
						($000)	($000)	(%)	(%)	(%)

Wachovia Corp.	Wachovia Bank NA	Charlotte	NC	Bank	48	$ 1,283,858	$ 1,335,036	17.01%	15.92%	1.97%
Commerce Bancorp Inc.	Commerce Bank NA	Philadelphia	PA	Bank	13	$ 874,629	$ 1,221,736	11.58%	14.57%	18.19%
PNC Financial Services Group	PNC Bank NA	Pittsburgh	PA	Bank	19	$ 780,214	$ 772,537	10.33%	9.21%	-0.49%
Wilmington Trust Corp.	Wilmington Trust of PA	Villanova	PA	Bank	1	$ 153,264	$ 251,145	2.03%	3.00%	28.01%
Bryn Mawr Bank Corp.	Bryn Mawr Trust Company	Bryn Mawr	PA	Bank	8	$ 140,203	$ 182,880	1.86%	2.18%	14.21%
M&T Bank Corp.	Manufacturers & Traders TC	Buffalo	NY	Bank	9	$ 180,868	$ 172,171	2.40%	2.05%	-2.43%
Haverford Trust Company	Haverford Trust Company	Radnor	PA	Bank	1	$ 102,955	$ 99,169	1.36%	1.18%	-1.86%
Eagle National Bancorp Inc.	Eagle National Bank	Upper Darby	PA	Bank	2	$ 59,068	$ 99,157	0.78%	1.18%	29.56%
Republic First Bancorp Inc.	Republic First Bank	Philadelphia	PA	Bank	1	$ 0	$ 90,536	0.00%	1.08%	N.M.
Bank of America Corp.	Bank of America NA	Charlotte	NC	Bank	10	$ 111,023	$ 87,594	1.47%	1.04%	-11.18%
Penn Liberty Financial Corp	Penn Liberty Bk	Wayne	PA	Bank	2	$ 0	$ 60,419	0.00%	0.72%	N.M.
New Century Bank	New Century Bank	Phoenixville	PA	Bank	2	$ 41,125	$ 58,148	0.54%	0.69%	18.91%
Mellon Financial Corp.	Mellon Bank NA	Pittsburgh	PA	Bank	2	$ 56,385	$ 45,491	0.75%	0.54%	-10.18%
First CornerStone Bank	First CornerStone Bank	King of Prussia	PA	Bank	2	$ 0	$ 39,147	0.00%	0.47%	N.M.
PSB Bancorp Inc.	First Penn Bank	Philadelphia	PA	Bank	1	$ 26,280	$ 36,272	0.35%	0.43%	17.48%
National Penn Bancshares Inc.	National Penn Bank	Boyertown	PA	Bank	2	$ 37,332	$ 34,632	0.49%	0.41%	-3.68%
Susquehanna Bancshares Inc.	Susquehanna Patriot Bank	Marlton	NJ	Bank	2	$ 21,235	$ 27,005	0.28%	0.32%	12.77%
Royal Bancshares of PA	Royal Bank America	Narberth	PA	Bank	2	$ 25,247	$ 22,570	0.33%	0.27%	-5.45%
First Chester County Corp.	First NB of Chester County	West Chester	PA	Bank	2	$ 16,586	$ 18,951	0.22%	0.23%	6.89%
TD Banknorth Inc.	TD Banknorth NA	Portland	ME	Bank	1	$ 10,484	$ 11,911	0.14%	0.14%	6.59%
Leesport Financial Corp.	Leesport Bank	Wyomissing	PA	Bank	1	$ 24,782	$ 11,783	0.33%	0.14%	-31.05%
Fulton Financial Corp.	Fulton Bank	Lancaster	PA	Bank	1	$ 0	$ 10,467	0.00%	0.12%	N.M.
HSBC Holdings plc	HSBC Bank USA NA	Wilmington	DE	Bank	1	$ 14,695	$ 0	0.19%	0.00%	-100.00%
TOTAL BANKS					133	$ 3,960,233	$ 4,688,757	52.44%	55.89%	8.81%

Royal Bank of Scotland Group	Citizens Bank of PA	Philadelphia	PA	SB	32	$ 1,467,663	$ 1,650,928	19.44%	19.69%	6.06%
Sovereign Bancorp Inc.	Sovereign Bank	Wyomissing	PA	Thrift	20	$ 741,217	$ 692,795	9.82%	8.26%	-3.32%
First Keystone Financial	First Keystone Bnk	Media	PA	Thrift	7	$ 343,610	$ 344,045	4.55%	4.10%	0.06%
Beneficial Savings Bank, MHC	Beneficial Mutual Savings Bank	Philadelphia	PA	SB	9	$ 312,074	$ 309,863	4.13%	3.70%	-0.35%
Greater DE Valley Hldgs MHC	Greater Delaware Valley (MHC)	Broomall	PA	SB	8	$ 284,907	$ 281,429	3.77%	3.36%	-0.61%
Sharon Savings Bank	Sharon Savings Bank	Darby	PA	SB	3	$ 160,059	$ 135,366	2.12%	1.61%	-8.04%
Iron Workers Savings Bank	Iron Workers Savings Bank	Aston	PA	SB	3	$ 119,021	$ 116,421	1.58%	1.39%	-1.10%
United Savings Bank	United Savings Bank	Philadelphia	PA	SB	3	$ 43,974	$ 47,828	0.58%	0.57%	4.29%
County SB	County SB	Essington	PA	Thrift	3	$ 45,808	$ 45,642	0.61%	0.54%	-0.18%
Prudential Bncp Inc. PA (MHC)	Prudential Savings Bank	Philadelphia	PA	SB	1	$ 26,150	$ 23,248	0.35%	0.28%	-5.71%
American Eagle SB	American Eagle SB	Boothwyn	PA	Thrift	2	$ 19,774	$ 19,181	0.26%	0.23%	-1.51%
Morton Savings Bank	Morton Savings Bank	Morton	PA	Thrift	1	$ 18,612	$ 19,068	0.25%	0.23%	1.22%
WSFS Financial Corp.	Wilmington Savings Fund FSB	Wilmington	DE	Thrift	2	$ 6,763	$ 6,458	0.09%	0.08%	-2.28%
Nova Financial Holdings Inc	Nova Savings Bank	Philadelphia	PA	SB	2	$ 0	$ 4,123	0.00%	0.05%	N.M.
TOTAL SAVINGS
INSTITUTIONS					96	$ 3,589,632	$ 3,696,395	47.55%	44.09%	1.48%

TOTAL BANKS AND
SAVINGS
INSTITUTIONS					229	$ 7,549,865	$ 8,385,152	99.99%	99.98%	5.39%

PENNSYLVANIA					5,863	$ 208,048,854	$ 225,237,756	100.02%	100.00%	4.05%
BANKS					4,286	$ 152,340,218	$ 161,521,806	73.22%	71.71%	2.97%
SAVINGS INSTITUTIONS					1,577	$ 55,708,636	$ 63,715,950	26.80%	28.29%	6.95%

Source:  SNL Securities.

12

III.  PEER GROUP ANALYSIS

This chapter presents an analysis of the Bank’s operations versus a group of comparable companies (the “Peer Group”) selected from the universe of all publicly-traded savings institutions.  The primary basis of the pro forma market valuation of the Bank is provided by these public companies.  Factors affecting the Bank’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group.  Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between the Bank and the Peer Group, will then be used as a basis for the valuation of the Bank’s to-be-issued common stock.

Peer Group Selection

The mutual holding company form of ownership has been in existence in its present form since 1991.  As of the date of this appraisal, there were approximately 37 publicly-traded institutions operating as subsidiaries of MHCs.  We believe there are a number of characteristics of MHCs that make their shares distinctly different than the shares of fully-converted companies.  These factors include:  (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price; (3) market expectations of the potential impact of “second-step” conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) mid-tier holding companies (formed by most MHCs) facilitate the ability for stock repurchases, thereby potentially improving the market for the public shares and the MHC’s financial characteristics.  We believe that each of these factors has a distinct impact on the pricing of the shares of MHC institutions, relative to the market pricing of shares of fully-converted public companies.

Given the unique characteristics of the MHC form of ownership, and since the Bank will remain in the MHC form following the Additional Stock Issuance, RP Financial concluded that the appropriate Peer Group for the Bank’s valuation should be comprised of thrifts in MHC

1

form, and no full stock companies.  In this regard, a Peer Group comprised of public MHC thrifts is consistent with the regulatory guidelines, and other recently completed by MHC offerings.  Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported.  We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have excluded from the Peer Group those public MHC institutions that are currently pursuing a “second-step” conversion, companies subject to speculative factors or unusual operating conditions, and companies who have announced a “remutualization” transaction or a merger with another MHC – as the pricing characteristics of these MHC institutions are typically distorted.  MHCs that recently completed their minority stock offerings are typically excluded as well, due to the lack of a seasoned trading history and/or insufficient time to effectively redeploy the offering proceeds.  Selected characteristics of the universe of all publicly-traded institutions are included as Exhibit III-1.

Basis of Comparison

This appraisal includes two sets of financial data and ratios for each public MHC institution.  The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public.  The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for second step conversions.  This adjustment is appropriate for several reasons, including:  (1) the investment community also prices the stock of MHCs assuming the completion of a second step conversion; and (2) MHC institutions have different proportions of their stock publicly held, so this technique neutralizes such differences.  Throughout the appraisal, the adjusted figures will be specifically identified as being on a “fully-converted”

2

basis.  Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

Both sets of financial data have their specific use and applicability to the appraisal.  The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Bank.  In this analysis, we consider the pro forma impact of the offering on the Bank.  The fully-converted analysis will be more fully described and quantified in the pricing analysis discussed in Chapter IV.  The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Selected Peer Group

Among the universe of nearly 173 publicly-traded thrifts, the number of public MHC institutions is relatively small, thereby limiting the selection process.  Under ideal circumstances, the Peer Group would be comprised of at least ten publicly-traded regionally-based MHC institutions with financial and operating characteristics comparable to the Bank.  In the peer group selection process, publicly-traded MHCs with assets of up to $1.0 billion were considered for the Peer Group, in that they were more comparable than larger thrifts in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering.

From the universe of publicly-traded thrifts, we selected eleven institutions with characteristics similar to those of the Bank.  In the selection process, we applied the following “screen” to the universe of all publicly traded mutual holding companies to derive the valuation Peer Group:  Mid-Atlantic institutions with assets less than $1 billion.  All companies meeting the foregoing search criteria were selected with the exception of BCSB Bankorp, MHC, of

3

Maryland, which was excluded from the Peer Group owing to the recent announcement of a large fraud-related loss.  Additionally, Magyar Bancorp of NJ, Lakeshore Bancorp of NY, and Roma Financial Corp. were also excluded from the Peer Group owing to the recency of their respective conversion offerings which were completed in January, April and July of 2006, respectively.

On average, the Peer Group companies maintain a slightly higher level of capitalization relative to the universe of all public thrifts, and have a similar return on assets but lower return on equity.  On a fully-converted basis, the Peer Group would have nearly twice the capital level and higher profitability, which would result in an even lower return on equity.  The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully converted basis).

		MHC Peer Group
			Fully-
	All	Reported	Converted
	Publicly-Traded	Basis	Basis(1)
Financial Characteristics (Averages)
Assets ($Mil)	$2,801	$447	$505
Equity/Assets (%)	11.44%	14.57%	23.77%
Core Return on Assets (%)	0.67	0.68	0.81
Core Return on Equity (%)	6.77	4.80	3.46

Pricing Ratios (Averages)(2)
Price/Core Earnings (x)	20.47x	31.66x	25.26x
Price/Book (%)	151.77%	172.34%	93.03%
Price/Assets (%)	17.25	25.34	22.20

(1)  Pro forma basis.

(2)  Based on market prices as of August 4, 2006.

Table 3.1 shows the general characteristics of each of the 11 Peer Group companies.  While there are expectedly some differences between the Peer Group companies and the Bank, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of Alliance Bank’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.  The conclusions drawn

4

Table 3.1
Peer Group of Publicly-Traded Thrifts
August 4, 2006(1)

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchg.	Primary Market	Strategy(2)	Assets		Offices	Year	Date	Price	Value
										($)	($Mil)

ABBC	Abington Community Bancorp MHC PA (45.0)	NASDAQ	Jenkintown, PA	Thrift	$894		12	12-31	12/04	$14.89	$228
CSBK	Clifton Savings Bancorp MHC of NJ (44.0)	NASDAQ	Clifton, NJ	Thrift	$835	M	10	03-31	03/04	$10.90	$325
OSHC	Ocean Shore Holding MHC of NJ (45.7)	NASDAQ	Ocean City, NJ	Thrift	$562		6	12-31	12/04	$13.07	$115
PBIP	Prudential Bancorp MHC PA (45.0)(3)	NASDAQ	Philadelphia, PA	Thrift	$451	M	6	09-30	03/05	$13.33	$163
ONFC	Oneida Financial MHC of NY (44.0)(3)	NASDAQ	Oneida, NY	Thrift	$437		10	12-31	12/98	$12.10	$92
BFSB	Brooklyn Federal MHC of NY (30.0)	NASDAQ	Brooklyn, NY	Thrift	$379		4	09-30	04/05	$12.05	$159
COBK	Colonial Bank MHC of NJ (46.0)	NASDAQ	Bridgeton, NJ	Thrift	$344	M	6	12-31	06/05	$12.85	$58
GCBC	Green County Bancorp MHC of NY (44.2)(3)	NASDAQ	Catskill, NY	Thrift	$308		7	06-30	12/98	$14.00	$58
PBHC	Pathfinder BC MHC of NY (35.7)(3)	NASDAQ	Oswego, NY	Thrift	$304	M	8	12-31	11/95	$12.10	$30
FFCO	FedFirst Financial MHC of PA (45.0)	NASDAQ	Monessen, PA	Thrift	$272	M	7	12-31	04/05	$10.05	$66
GOV	Gouverneur Bancorp MHC of NY (42.6)	AMEX	Gouverneur, NY	Thrift	$126	M	2	09-30	03/99	$13.50	$31

NOTES:	(1)	Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).
	(2)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(3)	BIF-insured savings bank institution.

Source:		Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

5

from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

Table 3.2 shows comparative balance sheet measures for the Bank and the Peer Group.  The Bank’s pre-offering equity ratio of 8.5% of assets falls below the Peer Group average of 14.6%; however, with the addition of offering proceeds (assuming a second step conversion for each of the Peer Group members and the Bank), the Bank’s pro forma capital position would be in the range of the Peer Group average.  Neither had a significant amount of intangible assets.  The increased equity is anticipated to enhance the Bank’s earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth.  However, at the same time, the increased pro forma capital position is expected to result in a decline in the Bank’s return on equity (“ROE”), based on both reported and core earnings.  Both the Bank’s and the Peer Group’s current equity ratios reflect strong surpluses over regulatory capital requirements; and on a post-offering basis the Bank’s cushion over capital requirements will be enhanced.

The Bank’s asset composition reflects a modestly lower concentration of loans to assets, at 58.2% versus a 60.9% average for the Peer Group.  Comparatively, the ratio of cash, investments, and MBS for the Bank was higher than for the Peer Group (35.8% of assets versus 34.0% for the Peer Group).  Overall, the Bank’s IEA ratio approximated 94.0% of assets, which fell modestly below the Peer Group ratio of 95.1%.  On a pro forma basis, the Bank’s current shortfall of IEA relative to the Peer Group is expected to increase as the net proceeds are reinvested.

The Bank’s funding liabilities reflected a higher utilization of deposits relative to the Peer Group, based on deposits/assets ratios of 76.8% and 70.4%, respectively.  At the same time, the ratio of borrowings was similar, equal to 13.5% of assets for the Bank versus 13.4% for Peer Group.  Total IBL maintained by the Bank and the Peer Group equaled 90.3% and 83.8% of assets, respectively.  The Bank’s IBL ratio will be reduced on a post-offering basis.  Taken

6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2006

		Balance Sheet as a Percent of Assets
		Cash &	MBS &			Borrowed	Subd.	Net	Goodwill	Tng Net	MEMO:
		Equivalents	Invest	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Pref.Stock

Alliance Bank
June 30, 2006		6.0%	29.8%	58.2%	76.8%	13.5%	0.0%	8.5%	0.0%	8.5%	0.0%

All Public Companies
Average		3.7%	21.7%	69.4%	67.4%	19.5%	0.7%	11.1%	1.0%	10.1%	0.0%
Medians		2.7%	18.4%	71.7%	68.8%	19.1%	0.0%	9.5%	0.2%	8.4%	0.0%

State of PA
Averages		2.4%	36.5%	55.5%	62.2%	25.7%	1.3%	9.8%	1.6%	8.2%	0.0%
Medians		2.1%	28.8%	61.3%	60.8%	23.2%	1.3%	9.0%	0.4%	6.5%	0.0%

Comparable Group
Averages		3.5%	30.5%	60.9%	70.4%	13.4%	0.4%	14.6%	0.6%	14.0%	0.0%
Medians		2.8%	28.3%	62.4%	70.4%	9.1%	0.0%	12.5%	0.0%	12.3%	0.0%

Comparable Group

ABBC	Abington Com Bcp MHC PA (45.0)	3.3%	28.2%	64.9%	60.6%	25.3%	0.0%	12.3%	0.0%	12.3%	0.0%
BFSB	Brooklyn Fed MHC of NY (30.0)	5.9%	26.0%	63.7%	69.8%	6.8%	0.0%	20.7%	0.0%	20.7%	0.0%
CSBK	Clifton Svg Bp MHC of NJ(44.0)(1)	2.7%	46.9%	48.4%	68.5%	6.9%	0.0%	23.7%	0.0%	23.7%	0.0%
COBK	Colonial Bank MHC of NJ (46.0)(1)	2.8%	45.6%	48.3%	84.6%	4.7%	0.0%	10.4%	0.0%	10.4%	0.0%
FFCO	FedFirst Fin MHC of PA (45.0)(1)	2.2%	28.8%	63.2%	47.3%	34.8%	0.0%	16.7%	0.4%	16.3%	0.0%
GOV	Gouverneur Bcp MHC of NY(42.6)(1)	3.9%	9.4%	81.5%	55.8%	27.5%	0.0%	15.2%	0.0%	15.2%	0.0%
GCBC	Green Co Bcrp MHC of NY (44.2)	5.2%	28.6%	61.8%	87.2%	1.6%	0.0%	10.9%	0.0%	10.9%	0.0%
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	4.8%	14.4%	76.3%	76.1%	9.1%	2.8%	11.0%	0.0%	11.0%	0.0%
ONFC	Oneida Fincl MHC of NY (44.0)	2.8%	28.3%	56.0%	70.4%	15.8%	0.0%	12.5%	4.6%	7.9%	0.0%
PBHC	Pathfinder BC MHC of NY (35.7)(1)	2.5%	26.9%	62.4%	78.2%	12.3%	1.7%	6.9%	1.4%	5.5%	0.0%
PBIP	Prudential Bncp MHC PA (45.0)(1)	2.0%	52.3%	43.1%	76.1%	3.1%	0.0%	20.0%	0.0%	20.0%	0.0%

		Balance Sheet Annual Growth Rates
			MBS, Cash &			Borrows.	Net	Tng Net
		Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth

Alliance Bank
June 30, 2006		1.18%	-6.05%	6.26%	1.90%	0.48%	-0.93%	-3.93%

All Public Companies
Average		8.79%	-1.33%	12.30%	9.22%	9.23%	3.06%	1.79%
Medians		5.83%	-4.27%	11.12%	5.64%	6.94%	2.01%	1.14%

State of PA
Averages		7.65%	-7.83%	17.08%	9.40%	7.20%	-0.32%	-3.44%
Medians		4.01%	-6.39%	11.12%	2.00%	3.38%	-0.69%	-1.42%

Comparable Group
Averages		4.05%	-13.16%	15.75%	4.04%	-0.14%	0.56%	-1.12%
Medians		2.66%	-12.11%	15.29%	2.80%	-0.25%	0.71%	0.71%

Comparable Group

ABBC	Abington Com Bcp MHC PA (45.0)	12.2%	-8.9%	26.3%	20.9%	6.9%	-8.0%	-8.0%
BFSB	Brooklyn Fed MHC of NY (30.0)	11.6%	-12.5%	28.2%	4.4%	NM	5.9%	5.9%
CSBK	Clifton Svg Bp MHC of NJ(44.0)(1)	-0.8%	-12.1%	14.0%	2.8%	-23.1%	-2.7%	-2.7%
COBK	Colonial Bank MHC of NJ (46.0)(1)	16.1%	8.3%	25.4%	5.6%	NM	NM	NM
FFCO	FedFirst Fin MHC of PA (45.0)(1)	-12.5%	-35.5%	4.4%	-3.6%	-12.2%	NM	NM
GOV	Gouverneur Bcp MHC of NY(42.6)(1)	12.4%	0.0%	15.3%	11.8%	19.7%	5.4%	5.4%
GCBC	Green Co Bcrp MHC of NY (44.2)	4.4%	-13.9%	15.7%	5.9%	-33.3%	2.5%	2.5%
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	2.7%	-29.1%	14.8%	-0.6%	33.5%	0.7%	0.7%
ONFC	Oneida Fincl MHC of NY (44.0)	-0.4%	-19.1%	8.1%	-1.7%	-0.3%	2.2%	-14.0%
PBHC	Pathfinder BC MHC of NY (35.7)(1)	-1.6%	-10.0%	2.6%	-3.0%	7.9%	-0.5%	0.8%
PBIP	Prudential Bncp MHC PA (45.0)(1)	0.5%	-11.9%	18.4%	2.0%	-0.3%	-0.7%	-0.7%

		Regulatory Capital
		Tangible	Core	Reg.Cap.

Alliance Bank
June 30, 2006		8.95%	8.95%	15.81%

All Public Companies
Average		10.23%	9.92%	17.35%
Medians		8.53%	8.45%	14.06%

State of PA
Averages		10.27%	7.78%	19.99%
Medians		8.99%	7.50%	16.10%

Comparable Group
Averages		14.04%	12.73%	28.60%
Medians		14.80%	12.64%	27.00%

Comparable Group

ABBC	Abington Com Bcp MHC PA (45.0)	10.5%	10.5%	16.7%
BFSB	Brooklyn Fed MHC of NY (30.0)	NA	NA	NA
CSBK	Clifton Svg Bp MHC of NJ(44.0)(1)	17.3%	17.3%	45.9%
COBK	Colonial Bank MHC of NJ (46.0)(1)	NA	NA	NA
FFCO	FedFirst Fin MHC of PA (45.0)(1)	NA	NA	NA
GOV	Gouverneur Bcp MHC of NY(42.6)(1)	14.8%	14.8%	27.0%
GCBC	Green Co Bcrp MHC of NY (44.2)	NA	NA	NA
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	NA	NA	NA
ONFC	Oneida Fincl MHC of NY (44.0)	8.3%	8.3%	12.4%
PBHC	Pathfinder BC MHC of NY (35.7)(1)	NA	NA	NA
PBIP	Prudential Bncp MHC PA (45.0)(1)	19.4%	NA	41.1%

(1)    Financial information is for the quarter ending March 31, 2006

Source:        Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2006 by RP® Financial, LC.

7

together, the IEA/IBL ratio for the Bank equaled 104.1% versus the Peer Group average of 112.8%.

The Bank experienced similar asset growth relative to the Peer Group, at 1.18% and 4.05%, respectively, based on data for the 12 months ended June 30, 2006, for the Bank and June 30, 2006 or March 31, 2006, for the Peer Group.  Modest asset growth was the result of loan portfolio expansion for both the Bank and the Peer Group, equal to 6.26% and 15.75%, respectively.  Loan growth was funded in part, by a reduction of cash and investments equal to 6.05% for the Bank and 13.16% for the Peer Group.  The Bank’s deposit growth was slightly below the Peer Group average, equal to 1.90% and 4.04%, respectively, which compared closely to their respective moderate asset growth rates.  Borrowed funds comprised a relatively small portion of the respective funding liabilities for the Bank and the Peer Group, and reflected limited change for both over the most recent 12 month period.

The Bank’s equity diminished at a 0.93% annual pace, with the decline primarily attributable to dividend payments exceeding retained earnings for the period.  The Peer Group’s equity increased at a slow rate of slightly more than 1%, notwithstanding its comparatively higher profitability, as result of their dividend and capital management strategies.  On a post-offering basis, the Bank’s capital growth rate is expected to continue to be modest owing to the increased equity level and modest reinvestment benefit initially after the stock plan expenses.

Income and Expense Components

The Bank reported lower profitability in comparison to the Peer Group (0.37% of average assets and 0.65% of average assets, respectively) and the earnings composition was different (see Table 3.3).  In this regard, the Bank was equaled or outperformed by the Peer Group in all key areas of core operations.  Specifically, the Bank operated with a lower net interest margin, generated a lower level of non-interest income while the operating expense ratio compared closely.

The Bank’s ratio of net interest income to average assets was less favorable in comparison to the Peer Group, primarily as a result of its higher ratio of interest expense to average assets, as the ratio of interest income to average assets exceeded the Peer Group average.

8

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2006

			Net Interest Income					Other Income
						Loss	NII				Total
		Net				Provis.	After	Loan	R.E.	Other	Other
		Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income

Alliance Bank
June 30, 2006		0.37%	5.30%	2.56%	2.73%	0.02%	2.71%	0.00%	0.00%	0.33%	0.33%

All Public Companies
Averages		0.68%	5.36%	2.48%	2.88%	0.10%	2.78%	0.04%	0.00%	0.62%	0.67%
Medians		0.68%	5.34%	2.50%	2.85%	0.06%	2.73%	0.00%	0.00%	0.49%	0.50%

State of PA
Averages		0.62%	5.07%	2.67%	2.40%	0.05%	2.34%	0.01%	0.00%	0.49%	0.50%
Medians		0.72%	5.12%	2.70%	2.51%	0.04%	2.33%	0.00%	0.00%	0.43%	0.47%

Comparable Group
Averages		0.65%	5.08%	2.15%	2.92%	0.06%	2.87%	0.01%	0.01%	0.76%	0.78%
Medians		0.75%	5.01%	2.23%	2.80%	0.05%	2.76%	0.00%	0.00%	0.42%	0.44%

Comparable Group

ABBC	Abington Com Bcp MHC PA (45.0)	0.79%	5.32%	2.70%	2.62%	0.00%	2.62%	0.00%	0.00%	0.35%	0.35%
BFSB	Brooklyn Fed MHC of NY (30.0)	1.17%	5.80%	1.83%	3.98%	0.16%	3.82%	0.00%	0.00%	0.67%	0.67%
CSBK	Clifton Svg Bp MHC of NJ(44.0)(1)	0.43%	4.19%	2.08%	2.11%	0.02%	2.09%	0.00%	0.00%	0.04%	0.04%
COBK	Colonial Bank MHC of NJ (46.0)(1)	0.55%	4.82%	2.26%	2.56%	0.05%	2.51%	0.00%	0.00%	0.29%	0.29%
FFCO	FedFirst Fin MHC of PA (45.0)(1)	-0.03%	4.76%	2.48%	2.28%	0.04%	2.25%	0.00%	0.00%	1.18%	1.19%
GOV	Gouverneur Bcp MHC of NY(42.6)(1)	1.02%	5.84%	2.23%	3.61%	0.10%	3.51%	0.00%	0.04%	0.40%	0.44%
GCBC	Green Co Bcrp MHC of NY (44.2)	0.75%	4.98%	1.39%	3.59%	0.07%	3.52%	0.00%	0.00%	1.07%	1.07%
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	0.53%	5.09%	2.31%	2.78%	0.05%	2.73%	0.00%	0.00%	0.42%	0.42%
ONFC	Oneida Fincl MHC of NY (44.0)	0.88%	4.96%	1.96%	3.00%	0.08%	2.91%	0.00%	0.00%	3.16%	3.16%
PBHC	Pathfinder BC MHC of NY (35.7)(1)	0.18%	5.01%	2.17%	2.84%	0.09%	2.76%	0.07%	0.01%	0.71%	0.79%
PBIP	Prudential Bncp MHC PA (45.0)(1)	0.86%	5.07%	2.27%	2.80%	0.00%	2.80%	0.00%	0.02%	0.11%	0.13%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
									MEMO:	MEMO:
		G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate

Alliance Bank
June 30, 2006		2.57%	0.00%	-0.12%	0.00%	5.60%	3.00%	2.60%	$4,833	-3.82%

All Public Companies
Averages		2.44%	0.03%	0.05%	0.00%	5.73%	2.88%	2.85%	$5,655	33.53%
Medians		2.45%	0.00%	0.01%	0.00%	5.68%	2.89%	2.88%	$4,586	33.80%

State of PA
Averages		1.91%	0.03%	-0.04%	0.00%	5.36%	3.00%	2.36%	5,844	29.95%
Medians		1.87%	0.01%	-0.01%	0.00%	5.29%	3.04%	2.29%	5,135	28.11%

Comparable Group
Averages		2.61%	0.01%	-0.04%	0.00%	5.34%	2.57%	2.77%	$4,906	29.59%
Medians		2.54%	0.00%	-0.01%	0.00%	5.30%	2.63%	2.68%	$4,839	30.32%

Comparable Group

ABBC	Abington Com Bcp MHC PA (45.0)	1.87%	0.00%	-0.01%	0.00%	5.52%	3.18%	2.34%	7,391	27.90%
BFSB	Brooklyn Fed MHC of NY (30.0)	2.59%	0.00%	0.01%	0.00%	6.06%	2.38%	3.67%	5,056	38.89%
CSBK	Clifton Svg Bp MHC of NJ(44.0)(1)	1.42%	0.00%	-0.01%	0.00%	4.27%	2.76%	1.51%	8,977	36.02%
COBK	Colonial Bank MHC of NJ (46.0)(1)	2.11%	0.00%	0.02%	0.00%	4.97%	2.52%	2.46%	4,913	22.30%
FFCO	FedFirst Fin MHC of PA (45.0)(1)	2.62%	0.00%	-0.40%	0.00%	5.03%	3.04%	1.99%	3,089	12.77%
GOV	Gouverneur Bcp MHC of NY(42.6)(1)	2.54%	0.00%	0.02%	0.00%	6.17%	2.71%	3.46%	3,707	32.73%
GCBC	Green Co Bcrp MHC of NY (44.2)	3.52%	0.00%	-0.02%	0.00%	5.18%	1.57%	3.61%	NM	26.43%
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	2.27%	0.00%	0.00%	0.00%	5.30%	2.63%	2.68%	4,765	39.36%
ONFC	Oneida Fincl MHC of NY (44.0)	4.92%	0.06%	0.08%	0.00%	5.58%	2.26%	3.32%	1,835	25.76%
PBHC	Pathfinder BC MHC of NY (35.7)(1)	3.22%	0.07%	-0.09%	0.00%	5.45%	2.36%	3.10%	2,893	N.M.
PBIP	Prudential Bncp MHC PA (45.0)(1)	1.61%	0.00%	-0.01%	0.00%	5.17%	2.89%	2.28%	6,438	33.77%

(1)  Financial information is for the quarter ending March 31, 2006.

Source:   Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2006 by RP® Financial, LC.

9

The Bank’s interest income ratio is the result of its higher yield on interest-earning assets (5.60% versus 5.34% for the Peer Group), reflecting its comparatively greater investment in higher yielding commercial mortgage loans.  The Bank’s higher interest expense ratio, 3.00% versus 2.57% of average assets for the Peer Group, reflects the Bank’s competitive rate offerings which translated into a higher cost of funds.  The Bank’s interest expense ratio should diminish on a pro forma basis, as the conversion proceeds are interest-free funds.  Overall, the Bank’s net interest income ratio of 2.73% compared unfavorably to the Peer Group average of 2.93%.

Non-interest operating income is a lower contributor to the Bank’s earnings relative to the Peer Group, at 0.33% and 0.76%, respectively, reflecting the Bank’s more limited revenue diversification and lower loan origination volume.  Additionally, the Bank’s fee income includes management fees paid by the MHC which would be eliminated on a consolidated basis pursuant to a hypothetical second step conversion.

The Bank maintains a comparable operating expense ratio relative to the Peer Group, notwithstanding the modestly lower ratio of whole loans, reflecting the impact of its recent moderate growth trends coupled with the expense of the expanded commercial lending activities and recently, the opening of the Paoli office which entailed additional staffing and occupancy expenses.  The high cost structure of the Bank’s operations is also the result of its small average branch size (assets per branch equaled $43 million for the Bank versus $64 million for the Peer Group).  Overall, the operating expense ratios for the Bank and the Peer Group equaled 2.57% and 2.61%, respectively.  On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans.  Intangible assets amortization was nominal for the Peer Group, and the Bank had no amortizing intangible assets.

The Bank’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 83.9% is less favorable than the Peer Group’s ratio of 70.5%. On a post-offering basis, the Bank’s efficiency ratio may improve marginally.  Thus, the Bank’s efficiency ratio is expected to remain at a disadvantage.

Loan loss provisions for the Bank and the Peer Group were relatively modest, amounting to 0.02% and 0.06% of average assets for the Bank and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both.   The modestly higher level of

10

loss provisions established by the Peer Group is consistent with their lower reserves/loans ratio notwithstanding the Bank’s higher NPAs.

Non-operating expense of 0.12% of average assets for the Bank consisted primarily of expenses related to the retirement of three members of the executive management team, which was partially offset by gains on the sale of loans and REO.  The Peer Group reported net non-operating expenses equal to 0.04% of average assets, which was largely comprised of gains and losses on the sale of loans and investments.  The non-operating expense reported by the Bank is expected to be a one-time non-recurring event.  Similarly, the net non-operating expense reported by the Peer Group are subject to volatility due to fluctuations in market and interest rate conditions, and, thus are not viewed as being a recurring source of income and will be excluded from the calculation of the valuation earnings base.

The Bank reported a modest tax benefit equaling 3.8% compared to the Peer Group’s average tax rate of 29.6%.  The Bank expects that its effective tax rate will continue to reflect the benefit of its tax advantaged revenue sources (i.e., municipal bonds and BOLI) over the near term and thus remain at a comparative advantage relative to the Peer Group.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions and investment in MBS.  The Bank’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (39.5% versus 56.1% for the Peer Group).  The Peer Group’s higher ratio was attributable to both a higher investment in permanent 1-4 family whole loans in addition to a greater investment in MBS.  Enhancing the Bank’s overall comparability to the Peer Group, servicing did not represent a significant activity for either (reflected in both the balance of loans serviced for others and the servicing intangible.

The Bank’s lending activities show greater diversification in the areas of multi-family and commercial mortgage lending.  Specifically, multi-family and commercial mortgage loans represented 28.0% of assets as compared to only 9.9% for the Peer Group.  While the Peer Group was modestly more diversified in other areas of lending including construction, and non-

11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of June 30, 2006

		Portfolio Composition as a Percent of Assets
					Multi-Family
			1-4	Constr.	& Comm. RE	Commerc.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Mtg. Loans	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Alliance Bank		12.12%	27.34%	1.60%	27.99%	1.23%	0.71%	60.71%	$0	$0

All Public Companies
Averages		11.05%	36.42%	6.60%	18.08%	3.93%	2.91%	61.80%	$1,136,526	$13,711
Medians		9.16%	35.44%	4.12%	15.40%	2.54%	0.89%	62.13%	$34,381	$138

State of PA
Averages		19.78%	35.92%	3.82%	9.75%	2.87%	2.32%	51.20%	$795,786	$7,055
Medians		16.12%	35.15%	3.08%	8.66%	1.27%	0.78%	54.40%	$19,099	$59

Comparable Group
Averages		14.14%	41.91%	3.41%	9.94%	1.98%	2.17%	51.41%	$24,186	$56
Medians		15.96%	44.02%	2.35%	8.57%	1.05%	0.65%	50.06%	$6,177	$0

Comparable Group

ABBC	Abington Com Bcp MHC PA (45.0)	16.19%	41.20%	8.11%	8.57%	1.05%	0.51%	46.97%	$7,419	$59
BFSB	Brooklyn Fed MHC of NY (30.0)	25.98%	14.77%	8.80%	33.82%	0.00%	0.11%	55.38%	$89,103	$0
CSBK	Clifton Svg Bp MHC of NJ(44.0)(1)	21.35%	46.53%	0.27%	1.54%	0.00%	0.12%	35.45%	$0	$0
COBK	Colonial Bank MHC of NJ (46.0)(1)	16.42%	33.74%	1.71%	10.51%	2.01%	0.65%	50.06%	$1,804	$0
FFCO	FedFirst Fin MHC of PA (45.0)(1)	19.95%	51.64%	1.12%	9.29%	0.54%	0.94%	46.72%	$125	$0
GOV	Gouverneur Bcp MHC of NY(42.6)(1)	5.42%	63.59%	2.35%	7.03%	1.04%	8.20%	57.91%	$0	$0
GCBC	Green Co Bcrp MHC of NY (44.2)	15.96%	46.68%	2.52%	7.05%	1.50%	1.24%	49.74%	$0	$0
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	4.67%	63.55%	3.79%	5.31%	1.56%	0.13%	53.89%	$8,658	$69
ONFC	Oneida Fincl MHC of NY (44.0)	6.59%	23.70%	0.02%	12.50%	7.62%	10.57%	66.62%	$98,459	$337
PBHC	Pathfinder BC MHC of NY (35.7)(1)	9.57%	44.02%	0.45%	10.82%	6.47%	1.10%	61.49%	$54,300	$117
PBIP	Prudential Bncp MHC PA (45.0)(1)	13.42%	31.60%	8.42%	2.93%	0.04%	0.28%	41.27%	$6,177	$32

(1)  Financial information is for the quarter ending March 31, 2006.

Source:   Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.
The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2006 by RP® Financial, LC.

12

mortgage consumer and commercial lending, these lending areas are modest for both, comprising less than 8% of total assets.  Overall, risk-weighted assets to total assets equaled 60.7% for the Bank which was above the Peer Group average of 51.4%.  The Bank’s higher risk assets/assets ratio is primarily the result of its more significant commercial mortgage lending.

Credit Risk

The Bank’s credit risk exposure appears to be higher than the Peer Group’s, on average, based on the ratios of NPAs and reserves as a percent of NPAs.  As shown in Table 3.5, the Bank’s ratio of NPAs and accruing loans that are more than 90 days past due equaled 0.45% of assets, which was higher than the comparable Peer Group ratio of 0.18%.  The Bank also maintained a lower level of loss reserves as a percent of non-performing assets (154.64% versus 372.02% for the Peer Group).  Chargeoffs were minimal for both the Bank and the Peer Group.

The Bank maintains higher allowances for loan and lease losses (“ALLL”) than the Peer Group relative to total loans.  Specifically, the ratio of reserves to total loans equaled 1.17% for the Bank versus 0.57% for the Peer Group on average.  At the same time, reserves to NPAs equaled 154.64% versus 372.02% for the Peer Group.  Overall, the benefit of the Bank’s higher ratio of ALLL’s in comparison to total loans is offset by the higher NPAs and lower reserve coverage in comparison to NPAs and non-performing loans.  Additionally, the Bank’s loan portfolio compositions, which include a greater proportion of high risk-weight commercial mortgage loans (as evidenced by the higher risk assets/assets ratio) suggest greater risk exposure.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure.  From a balance sheet perspective, the Bank’s lower pre-offering capital position and lower IEA/IBL ratio suggest higher exposure.  On a post-offering basis, these ratios should improve relative to the Peer Group.  In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio.  In general, the quarterly fluctuations in the Bank’s net interest income ratio exceed the Peer Group average.

13

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2006 or Most Recent Date Available

			NPAs &			Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	($000)	(%)

Alliance Bank		0.00%	0.45%	0.76%	1.17%	154.64%	$23	0.00%

All Public Companies
Averages		0.05%	0.44%	0.50%	0.88%	255.55%	$242	0.07%
Medians		0.00%	0.24%	0.29%	0.83%	161.55%	$53	0.01%

State of PA
Averages		2.00%	0.36%	0.48%	0.84%	172.17%	$202	0.04%
Medians		0.00%	0.31%	0.41%	0.85%	159.66%	$16	0.01%

Comparable Group Average
Averages		0.00%	0.18%	0.23%	0.57%	372.02%	$16	0.02%
Medians		0.00%	0.06%	0.10%	0.54%	215.18%	$5	0.01%

Comparable Group

ABBC	Abington Com Bcp MHC PA (45.0)	0.00%	0.05%	0.03%	0.25%	370.00%	$5	0.00%
BFSB	Brooklyn Fed MHC of NY (30.0)	0.00%	0.05%	0.09%	0.54%	755.79%	$0	0.00%
CSBK	Clifton Svg Bp MHC of NJ(44.0)(1)	0.00%	N.A.	N.A.	0.31%	N.A.	$0	0.00%
COBK	Colonial Bank MHC of NJ (46.0)(1)	0.00%	0.05%	0.10%	0.70%	780.00%	$20	-0.01%
FFCO	FedFirst Fin MHC of PA (45.0)(1)	0.00%	0.17%	0.20%	0.46%	179.04%	$0	0.00%
GOV	Gouverneur Bcp MHC of NY(42.6)(1)	0.01%	0.33%	0.39%	0.86%	215.18%	$5	0.02%
GCBC	Green Co Bcrp MHC of NY (44.2)	0.00%	0.24%	0.39%	0.69%	178.10%	$79	0.17%
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	0.00%	0.05%	0.07%	0.46%	609.03%	$7	0.00%
ONFC	Oneida Fincl MHC of NY (44.0)	0.00%	0.03%	0.03%	0.85%	N.A.	$54	0.09%
PBHC	Pathfinder BC MHC of NY (35.7)(1)	0.00%	0.76%	0.75%	0.88%	73.16%	$8	0.00%
PBIP	Prudential Bncp MHC PA (45.0)(1)	0.00%	0.07%	N.A.	0.27%	187.88%	$0	0.00%

(1)  Financial information is for the quarter ending March 31, 2006.

Source:   Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2006 by RP® Financial, LC.

14

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of June 30, 2006 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn.
		Equity/	IEA/	Assets/	Quarterly Change in Net Interest Income
Institution		Assets	IBL	Assets	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Alliance Bank		8.5%	104.1%	6.0%	-5	-4	-12	-5	6	-5	-2

All Public Companies		10.1%	108.6%	5.3%	-4	-2	0	-4	-3	-2	4
State of PA		8.3%	106.2%	5.6%	-1	2	1	-6	0	3	0
Comparable Group Average		14.0%	113.1%	5.2%	1	-2	-7	1	5	-3	5

Comparable Group

ABBC	Abington Com Bcp MHC PA (45.0)	12.3%	112.2%	3.6%	3	-1	-1	-8	1	2	16
BFSB	Brooklyn Fed MHC of NY (30.0)	20.7%	125.0%	4.4%	7	14	-26	44	30	-44	N.A.
CSBK	Clifton Svg Bp MHC of NJ(44.0)(1)	23.7%	129.9%	2.0%	NA	11	-14	-14	-19	3	-3
COBK	Colonial Bank MHC of NJ (46.0)(1)	10.4%	108.2%	3.3%	NA	-16	-5	-5	1	N.A.	N.A.
FFCO	FedFirst Fin MHC of PA (45.0)(1)	16.3%	114.9%	5.8%	NA	-6	-5	9	34	7	N.A.
GOV	Gouverneur Bcp MHC of NY(42.6)(1)	15.2%	113.8%	5.2%	NA	-14	-8	-10	-2	-2	10
GCBC	Green Co Bcrp MHC of NY (44.2)	10.9%	107.5%	4.5%	-6	3	-16	5	-5	-8	2
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	11.0%	108.6%	4.5%	-5	-8	2	1	8	14	3
ONFC	Oneida Fincl MHC of NY (44.0)	7.9%	101.2%	12.9%	4	-4	-5	-4	-7	10	9
PBHC	Pathfinder BC MHC of NY (35.7)(1)	5.5%	99.5%	8.2%	NA	5	-10	-5	4	-4	2
PBIP	Prudential Bncp MHC PA (45.0)(1)	20.0%	123.1%	2.6%	NA	-1	9	-6	15	-7	N.A.

(1)  Financial information is for the quarter ending March 31, 2006.

NA=Change is greater than 100 basis points during the quarter.

Source:   Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2006 by RP® Financial, LC.

15

In general, the greater fluctuations in the Bank’s net interest income ratio to average assets relative to the Peer Group indicate a higher degree of interest rate risk exposure.  While there will be some pro forma benefit on a post-offering basis, the Bank’s interest rate risk profile was viewed as being modestly higher.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank.  Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

16

IV.  VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology used to determine the Bank’s estimated pro forma market value for purposes of pricing the stock to be issued in the Additional Stock Issuance.  The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC and state banking agencies for standard conversions and mutual holding company offerings, including secondary offerings by mutual holding companies, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution.  The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions.  As previously noted, the appraisal guidelines for MHC offerings, including secondary offerings, are somewhat different, particularly in the Peer Group selection process.  Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts.  Pursuant to this methodology:  (1) a Peer Group of relatively comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the Peer Group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the Peer Group, subject to certain valuation adjustments based on key differences.  In addition, the pricing characteristics of recent conversions and MHC offerings, including secondary offerings by MHCs, if any, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock.  Throughout the offering process, RP Financial will:  (1) review changes in the Bank’s operations and financial condition; (2) monitor the Bank’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and the market price of the Bank’s public shares; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally.  If material changes should occur prior to the closing of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Bank’s value, the market value of the stocks of public MHC institutions, or the Bank’s value alone.  To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank’s Additional Stock Issuance, as well as the current trading price of the Bank’s stock.

1.             Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Bank’s and the Peer Group’s financial condition are noted as follows:

•                  Overall A/L Composition. Relative to the Peer Group, the Bank maintains a modestly lower proportion of loans to total assets while reflecting a greater level of loan portfolio diversification, primarily in the area of commercial mortgage lending.  This portfolio composition has resulted in a comparatively higher yield on IEA.  The Bank’s funding composition reflected a higher level of deposits and a comparable level of borrowings in comparison to the Peer Group’s ratios, with the higher ratio of IBL reflecting in part, the Bank’s lower pre-offering equity/assets ratio.  The Bank maintained a slightly lower comparable IEA ratio to the Peer Group but its higher IBL ratio translated into a lower IEA/IBL ratio for the Bank.  The Bank’s IEA/IBL ratio improves on a pro forma basis, but the Peer Group’s ratio also improves under the second step conversion scenario.

•                  Credit Quality.  The Bank’s credit risk exposure appears to be higher than the Peer Group’s, on average, based on the ratios of NPAs and reserves as a percent of NPAs.  While the Bank maintains higher allowances for loan and lease losses (“ALLL”) than the Peer Group relative to total loans, reserve coverage in relation to NPAs is lower.

Additionally, the Bank’s loan portfolio composition, which include a greater proportion of high risk-weight commercial mortgage loans (as evidenced by the higher risk assets/assets ratio) suggest greater risk exposure.

•                  Balance Sheet Liquidity.  The Bank currently maintains a similar ratio of cash, investments and MBS, the majority of which are classified as AFS.  Furthermore, the infusion of the net proceeds from the Additional Stock Issuance will initially increase the Bank’s level of liquid assets pending investment of the proceeds into loans and other longer-term investments.  The Bank appears to have similar current borrowings capacity than the Peer Group due to the relatively comparable ratio of borrowed funds currently outstanding.

•                  Equity Capital.  The Bank’s current equity/assets ratio falls below the Peer Group average.  On a pro forma basis for the Bank and the Peer Group after the Additional Stock Issuance, both on a nominal MHC basis and on a fully converted basis (i.e., assuming the completion of a second step conversion), the Bank’s equity ratio is within the range of the Peer Group average and median.

On balance, we have made no adjustment for the Bank’s financial condition on a pro forma basis relative to the Peer Group.

2.             Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings growth heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

•                  Earnings.  The Bank’s pre-offering profitability (i.e., ROA) is moderately below the Peer Group average as the Bank was outperformed by the Peer Group in several key areas of operation (i.e., net interest income and non-interest income).  Specifically, the Peer Group maintained higher net interest income, higher non-interest operating income and relatively comparable operating expense ratios to average assets.  The Peer Group did not have significant non-operating income or expenses and thus, reported earnings and core earnings were substantially similar.  While the Bank’s earnings were impacted to a greater extent by non-operating items, core earnings remain below the Peer Group average when such items are added back as a tax-effected basis.  On a pro forma fully converted basis, both the Bank and the Peer Group will benefit from the assumed offering proceeds of a second step conversion from a reinvestment perspective.

•                  Interest Rate Risk.  Quarterly changes in the Bank’s net interest income to average assets ratios indicate modestly higher volatility relative to the Peer Group on average;

The Bank has been subject to spread compression owing to rising short term interest rates and the flattening yield curve experienced since fiscal 2004.  Other measures impacting interest rate risk, such as capital ratios and IEA/IBL ratios, reflect greater risk exposure for the Bank.  However, on a pro forma basis, the Bank’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds, thereby lessening its exposure, although the position of the Peer Group on a second step basis would also improve.

•                  Credit Risk.  Loan loss provisions had a comparable impact on the Bank’s profitability for the past year.  However, Bank’s NPAs/assets ratio is above the Peer Group average and reserve coverage in relation to NPAs is below the Peer Group, indicating a comparatively greater level of credit risk exposure.  Loss reserves maintained as a percent of total loans were higher for the Bank, but the Bank also has greater emphasis on higher risk commercial lending than the Peer Group.

•                  Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the Bank has experienced limited growth over the last several fiscal years while the Peer Group’s balance sheet growth has also been limited.  While the infusion of stock proceeds will increase the Bank’s earnings growth potential with respect to leverage capacity, the Peer Group on a second step basis would enjoy a similar benefit.  Third, opportunities to increase earnings through loan and deposit growth are considered to be comparable for the Bank and the Peer Group, as the Bank operates in a market which has relatively similar demographic and economic growth patterns, translating into similar growth potential.

•                  Return on Equity.  The Bank’s pro forma capital position (both on a reported MHC basis and on a fully-converted basis consolidated with the holding company) will approximate the Peer Group average and median on a pro forma basis.  The Bank’s pro forma core ROE is anticipated to fall below the Peer Group average over the intermediate term due to its increased pro forma equity ratio and lower pro forma profitability.

Overall, we concluded with a slight downward adjustment for profitability, growth and viability of earnings.

3.             Asset Growth

The Bank’s asset growth was lower than the Peer Group, and the Peer Group’s loan growth was substantially higher primarily due to greater loan funding with cash and investments.  While both the Bank and the Peer Group on average experienced nominal change in borrowed funds levels, the Peer Group experienced faster deposit growth, but this was largely due to the deposit growth at two of the peer Group members.  On a pro forma basis, the Bank’s tangible equity-to-

assets ratio will be similar to the Peer Group’s tangible equity-to-assets ratio, indicating comparable leverage capacity for the Bank.  Additionally, recent balance sheet growth trends suggest that both the Bank and the Peer Group would face growth challenges to leverage fully-converted equity levels.  On balance, we believe no adjustment is warranted for this factor.

4.             Primary Market Area

The general condition of a financial institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area.  Operating in the suburban area south and west of Philadelphia, the Bank faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.  A number of the Peer Group companies on average operate in reasonably similar markets.

Demographic and economic trends and characteristics in the Bank’s primary market area are comparable to the primary market areas served by the Peer Group companies (see Table 4.1).  In this regard, the total population of the market is comparable to the average of the Peer Group’s primary markets and the 2000-2005 growth rate falls between the Peer Group markets’ average and median.  Income levels in the Bank’s market are comparatively favorable but the deposit market share exhibited by the Bank was modestly below the Peer Group average and median, reflecting the fact that it operates in a comparatively larger more urbanized market.  As shown in Table 4.1, unemployment rates for the majority of the markets served by the Peer Group companies were higher than the unemployment rate reflected for Delaware County.

On balance, we concluded that no adjustment was appropriate for the Bank’s market area.

5.             Dividends

The Bank has indicated its intention to pay dividends in an amount such that current minority shareholders of the Bank will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio.  At the current midpoint valuation, the annual dividend payment would equal $0.15 per share adjusted for the exchange ratio and provide a yield of 1.5% based on the $10.00 per share offering price.  However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition,

Table 4.1

Alliance Bank MHC

Peer Group Market Area Comparative Analysis

							Per Capita		6/30/05
		Estimated		Projected	Estimated	Projected	Income		Deposit	Unemployment
	Headquarters	Population		Population	2000-2005	2005-2010		% State	Market	Rate
Institution	County	2000	2005	2010	% Change	% Change	Amount	Average	Share(1)	5/31/2006
		(000)	(000)	(000)

Abington Comm Bancorp MHC of PA	Montgomery	750	775	798	3.33%	2.96%	$39,711	151.02%	2.70%	3.8%
Clifton Savings Bancorp MHC of NJ	Passaic	489	506	524	3.44%	3.57%	$24,891	76.86%	5.06%	5.8%
Ocean Shore Hldg MHC of NJ	Cape May	102	113	126	10.23%	11.88%	$28,750	88.78%	9.31%	6.3%
Prudential Bancorp MHC of PA	Philadelphia	1,518	1,485	1,461	-2.17%	-1.58%	$20,499	77.96%	0.94%	6.5%
Oneida Financial MHC of NY	Madison	69	70	71	1.49%	0.56%	$23,502	81.95%	41.30%	4.4%
Brooklyn Federal Bancorp MHC of NY	Kings	2,465	2,493	2,509	1.12%	0.63%	$20,164	70.31%	0.47%	5.0%
Colonial Bancorp MHC of NJ	Cumberland	146	149	152	2.06%	2.02%	$20,239	62.49%	13.55%	6.9%
Pathfinder Bancorp MHC of NY	Oswego	122	127	131	3.40%	3.66%	$19,988	69.70%	24.14%	5.2%
Greene Co. Bancorp MHC of NY	Greene	48	49	50	1.44%	1.34%	$22,528	78.56%	35.99%	4.6%
FedFirst Financial MHC of PA	Westmoreland	370	372	376	0.65%	0.94%	$24,466	93.04%	1.64%	5.1%
Gouverneur Bancorp MHC of NY	St. Lawrence	112	115	118	2.38%	3.18%	$18,625	64.95%	5.51%	5.4%

	Averages:	563	569	574	2.49%	2.65%	$23,942	83.24%	12.78%	5.4%
	Medians:	146	149	152	2.06%	2.02%	$22,528	77.96%	5.51%	5.2%

Alliance Bank MHC	Delaware	551	564	581	2.40%	3.06%	31,803	120.9%	3.40%	4.5%

(1) Total institution deposits in headquarters county as percent of total county deposits (banks and thrifts only).

Sources: ESRI, FDIC.

profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven of the eleven of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.2% to 3.8%.  The average dividend yield on the stocks of the Peer Group institutions was 1.6% as of August 4, 2006.  As of August 4, 2006, approximately 85% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.2% and an average payout ratio of 32.5% of core earnings.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

Our valuation adjustment for dividends for the Bank also considered the regulatory policy with regard to waiver of dividends by the MHC.  Pursuant to its regulatory structure, the MHC has not been able to waive dividends on the shares held in the Bank, unlike the majority of the OTS regulated holding companies comprising the Peer Group, thus dividends have been paid to the MHC.  Since the MHC will be converting to a federal charter as part of the Reorganization, the MHC will likely waive its right to receive dividends on its reduced ownership.  We have considered this change in the pro forma valuation.

The Bank’s indicated dividend policy following the Additional Stock Issuance provides for a comparable yield as maintained by the Peer Group.  While the Bank’s implied payout ratio of 54.1% of pro forma earnings at the midpoint is well above the Peer Group’s payout ratio, the Bank’s ability to maintain the anticipated payout ratio is supported by its strengthened pro forma equity to-assets ratio equal to 12.4%, which compares closely to the Peer Group average and median.  Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Bank’s dividend policy.

6.             Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  All eleven of the Peer Group members trade on the NASDAQ system.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $10.7 million to $143.7 million as of August 4, 2006, with average and median market values of $52.0 million and $40.9 million, respectively.  The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 0.9 million to 13.1 million, with average and median shares outstanding of 4.2 million and 3.4 million, respectively.  On a pro forma basis, after the Additional Stock Issuance, the Bank’s shares outstanding and market capitalization based on shares outstanding held by the public will approximate the Peer Group average and median.  Accordingly, we anticipate that the liquidity in the Bank’s stock will be relatively similar to the Peer Group companies’ stocks.  It is anticipated that the Bank’s stock will continue to be listed on NASDAQ.  Overall, we concluded that no adjustment was warranted for this factor.

7.             Marketing of the Issue

Four separate markets exist for thrift stocks:  (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held Bank and stock trading history; and (3) the thrift acquisition market; and (4) the market for the public stock of the Bank.  All of these markets were considered in the valuation of the shares issued by the Bank pursuant to the Additional Stock Issuance.

A.            The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year.  The broader stock market staged a rally at the start of the third quarter of 2005, as investors reacted favorably to falling oil prices and job growth reflected in the June employment data.  Favorable inflation data for June and some positive third quarter earnings reports sustained the rally into the latter part of July.  Stocks posted further gains in early-August on optimism about the economy, corporate profits and interest rates.  Concerns that rising oil prices would reduce consumer spending and hurt corporate earnings produced a downward trend in the stock market during the second half of August, with the Dow Jones Industrial Average (“DJIA”) posting a 1.5% loss for the month of August.  The stock market showed resiliency in the aftermath of Hurricane Katrina, as oil prices fell following the Energy Department’s decision to release some of the Strategic Petroleum Reserve.  Lower oil prices and an upbeat report from the Federal Reserve that showed the economy kept growing in July and August helped to extend the rebound in the stock market heading into mid-September.  The rebound in the broader stock market paused in mid-September, as Hurricane Rita, higher oil prices and a quarter point rate increase by the Federal Reserve contributed to the DJIA posting its worst weekly loss in three months for the trading week ending September 23rd.  Stocks rebounded mildly at the close of the third quarter, which helped the DJIA to a 2.9% gain for the third quarter.

Inflation fears pushed stocks lower at the start of the fourth quarter of 2005, as comments from the Federal Reserve suggested that the central bank was worried about inflation and was likely to keep raising rates.  The DJIA dropped to a five-month low in mid-October, reflecting concerns that high oil prices would depress consumer spending.  Mixed results for third quarter earnings and inflation worries translated into an uneven trading market through the end of October.  Optimism that a strong economy would produce a year-end rally provided a lift to the broader stock market in early-November.  Lower bond yields and oil prices helped to extend the rally through mid-November.  The DJIA approached a four and one-half year high in late-November, as the Federal Reserve hinted that the cycle of rate increases could be approaching an end.  Stocks fluctuated in first half of December, as strong economic news and higher oil prices renewed concerns about inflation and rising interest rates.  Acquisitions in the technology and pharmaceutical industries, along with some positive economic news showing a dip in unemployment claims and strong third quarter GDP growth, provided a boost to the broader stock market heading into late-December.  However, the gains were not sustained through the end of the year, as higher oil prices, inflation concerns and the inversion of the yield curve pulled stocks lower in late-December.

The broader stock market rallied higher at the start of 2006 on indications that the Federal Reserve was nearing an end to the current cycle of rate increases.  In the second week of January, the DJIA closed above 11000 for the first time since before September 11, 2001.  Higher oil prices, some disappointing fourth quarter earnings and worries about Iran pushed stocks lower in mid-January, which was followed by a rebound in the broader stock market in late-January.  The late-January gains were supported by some favorable fourth quarter earnings and economic news showing strong December orders for durable goods and lower than expected unemployment.  Mixed reaction to some fourth quarter earnings reports and concerns about the housing market cooling off provided for a choppy market during the first half of February.  Some favorable economic data, which included a surge in January retail sales and only a slight rise in core consumer prices for January, supported gains in the broader stock market heading into late-February.  Major indexes approached multi-year highs in late-February, before faltering at the end of February on economic data showing a decline in consumer confidence and the housing market slowing down.  However, in early-March 2006, stocks trended lower on concerns that rising global interest rates would hurt corporate profits.  Stocks rebounded in mid-March, as economic data showing steady economic growth and little consumer inflation helped to lift the DJIA to a four and one-half year high.  Consumer prices rose just 0.1% in February, while job growth and housing construction were both stronger than expected in February.  Stocks trended lower at the close of the first quarter on interest rate worries, as the Federal Reserve lifted rates another quarter point and hinted at more increases to come.

The broader stock market traded up at the start of the second quarter of 2006, reflecting optimism about first quarter earnings and that tame inflation would bring an end to rate increases by the Federal Reserve.  Higher oil prices curbed the positive trend in stocks during mid-April, which was followed by the biggest gain of the year for the DJIA.  The release of the minutes from the Federal Reserve’s March meeting, which signaled that the Federal Reserve was about to stop raising rates served as the catalyst to the rally.  Stocks generally edged higher through the end of April, as investors focused on strong first quarter earnings reports by a number of blue chip stocks.  However, the positive trend was somewhat subdued by new inflation fears resulting from strong economic reports for March.  Lower oil prices and a strong retail sales report for April helped to lift the DJIA to a six year high in early-May.  Stocks traded flat on news of another rate increase by the Federal Reserve, which was followed by a sharp sell-off in mid-May as a larger than expected rise in April consumer prices sparked inflation fears.  An upward revision to first quarter GDP growth provided a boost to stocks heading into late-May, but the rally was cut short as a drop in consumer-confidence numbers for May and concerns of slower economic growth hurting corporate profits spurred another sell-off in late-May.  Despite closing up on the last day of May, the month of May was the worst monthly performance for the DJIA in eleven months.

The down turn in the broader stock market continued during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases.  Ongoing concerns about inflation and higher interest rates extended the pullback in stock heading into late-June.  However, stocks surged higher following the Federal Reserve meeting at the end of June, based on indications that the Federal Reserve was considering the possibility of taking a pause from the current cycle of rate increases.  Stocks tumbled through the first half of July, with major indices falling sharply the week ended July 14th over rising Mideast tensions which also caused the price of oil to surge upward to record levels approaching $77 per barrel.  The market trended upward in the latter half of July as the estimated second quarter GDP growth came in at 2.5%, well below the consensus estimate of 3.2% which prompted many market observers to conclude that growth was slow enough for the Federal Reserve to stop lifting interest rates.  The market moved sideways through the first week of August as Mideast fighting continued and as conflicting data over the future direction of the economy and inflation continued to be reported.  On August 4, 2006, the DJIA closed at 11240.35, an increase of 4.9% for the year and 6.5% over the last twelve months.  Comparatively, the NASDAQ closed at 2085.05 on August 4, 2006, an decrease of 5.5% for the year and 4.3% over the last twelve months, while the S&P 500 closed at 1279.36, an increase of 2.5% for the year and 4.3% over the last twelve months.

The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market during the past year.  Strength in the broader stock market and some positive second quarter earnings reports in the thrift sector supported a positive trend in thrift stocks at the beginning of the third quarter of 2005.  Thrift stocks settled into a narrow trading range in late-July and early-August, as higher short-term interest rates provided for further flattening of the Treasury yield curve.  Weakness in the broader market combined with a flatter yield curved pressured thrift stocks lower in mid- and late-August.  Similar to the broader market, the market for thrift issues showed mixed results in early-September amid ongoing concerns about the long-term economic impact of Hurricane Katrina.  Strength in the broader market and speculation of the Federal Reserve taking a pause in increasing rates supported a mild rally in thrift stocks going into mid-September.  Likewise, thrift issues sold off in conjunction with the broader stock market going into late-September, as investors reacted negatively to the Federal Reserve hiking interest rates by another quarter point and the threat of Hurricane Rita hurting energy production.  In contrast to the rebound in the broader stock market, thrift issues continued their slide at the end of the third quarter as a sharp decline in September consumer confidence weighed heavily on the thrift sector.

Thrift stocks retreated further at the beginning of the fourth quarter of 2005 on concerns about higher interest rates and inflation.  Mixed earnings reports and shareholder activism at Sovereign Bancorp produced a choppy trading market for the thrift sector heading into late-October.  Some positive macroeconomic news, which included a rise in consumer spending, helped to initiate a rally in thrift stocks at the end of October.  Strength in the broader stock market and merger speculation helped to fuel gains for thrift stocks through much of November.  Overall, the SNL Index for all publicly-traded thrifts registered a 3.6% increase during November.  Thrift issues generally eased lower during early-December, reflecting concerns about higher interest rates and the strength of the housing market.  Signals from the

Federal Reserve that it could stop raising rates sometime in 2006 and easing inflation fears on lower than expected revised third quarter GDP growth lifted thrift stocks going into late-December.  However, weakness in the broader market and an inverted yield curve pressured thrift stocks lower at year end.

Thrift stocks participated in the broader stock market rally at the beginning of the New Year, as interest rate sensitive issues benefited from news that rate increases by the Federal Reserve may be nearing an end.  Thrift stocks continued to parallel the broader market in mid-January, as the sector traded down following some disappointing fourth quarter earnings caused by net interest margin pressure.  Short covering and a slight improvement in the yield curve provided for a brief rebound in thrift stocks in late-January 2006, followed by a downward move in the sector at the end of January as investors anticipated another rate hike by the Federal Reserve.  The downward trend in thrift stocks continued through mid-February, reflecting concerns that valuations were too high in light of a number of thrift issues experiencing a weaker earnings outlook due to spread compression resulting from the inverted yield curve.  Thrift stocks strengthened along with the broader market heading into late-February, as mortgage lenders benefited from inflation data that showed only a small rise in core consumer prices for January and news that housing starts surged in January.  Comparatively, reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift stocks at the end of February and the first week of March.  Thrifts stocks rebounded in conjunction with the broader market in mid-March 2006, as interest rate sensitive issues benefited from tame inflation data reflected in the February consumer price index.  The proposed acquisition of North Fork Bancorp by Capital One helped to further the advance in thrift and bank stocks, particularly in the Northeast.  Higher interest rates pushed thrift stocks lower in late-March, particularly after the Federal Reserve increased rates another quarter point and indicated that more rate increases were likely.

Thrift issues traded in a narrow range during the first half of April 2006, in which mixed earnings reports and concerns about interest rates and inflation provided for an uneven trading market.  Thrift stocks spiked higher in conjunction with the broader market heading in to the second half of April, as investors reacted favorably to news that the Federal Reserve was contemplating an end to rate increases during its March meeting.  The rally in thrift stocks was short-lived, with renewed concerns about interest rates and inflation providing for a modest pull back in thrift stocks during late-April.  However, thrift stocks rebounded at the end of April, as comments from the Federal Reserve Chairman fueled speculation that the current cycle of Federal Reserve rate hikes may be nearing an end.

Strength in the broader market and Wachovia Corp.’s announced deal to acquire Golden West Financial Corp. sustained a rally in thrift stocks during early-May.  Higher interest rates, weakness in the broader market and a drop in consumer confidence pushed thrift stocks lower in mid-May.  Inflation fears continued the slide in thrift stocks into late-May.  Thrift stocks closed out May advancing in conjunction with the broader market.  Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June.  Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June.  Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns.  Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

Thrift stock pricing continued to show little change through the month of July reflecting the challenging interest rate environment posed by the flat yield curve and uncertainty regarding the Federal Reserve’s future intentions.  On August 4, 2006, the SNL Index for all publicly-traded thrifts closed at 1720.1, an increase of 6.9% from one year ago and an increase of 6.4% year-to-date.  The SNL MHC Index closed at 3306.1 on August 4, 2006, an increase of 10.6% from one year ago and an increase of 13.5% year-to-date.

B.            The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value.  The new issue market, including the market for secondary offerings, is separate and distinct from the market for seasoned fully converted thrift stocks in that the pricing ratios for both converting issues and secondary stock issuances are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the offering amount, unlike existing full stock thrift equities in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of existing issues is perhaps and those undertaking a significant stock offering is no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value.  While it would have been appropriate to look at secondary offerings by MHCs, since that is the transaction type being pursued by the Bank, none have been completed over the last five years.  Therefore, we believe it is appropriate to consider the market for new thrift issues, both at the time of the conversion and in the aftermarket, as a proxy for the market for secondary offerings given the apparent similarities between these two types of transactions.

The market for thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity.  In general, investor interest in smaller offerings with resulting less liquid trading markets has been for the most not as strong compared to larger offerings with more liquid trading markets.  As shown in Table 4.2, two standard and three second step conversions were competed during the past three months.  However, there were three mutual holding company offerings completed during the past three months, which are considered to be more relevant for purposes of our analysis.  All three of the MHC initial public offerings (“IPOs”) were closed at the top of the superrange.  On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 80.8%.  On average, the prices of the recent MHC offerings reflected price appreciation of 17.1% after the first week and 16.1% after the first month of trading based on the average.

We have observed that in traditional secondary offerings by publicly-traded banks and thrifts that there is a modest (median of 3%-5%) offering price discount from the closing trading pricing immediately prior to the offering.  This secondary offering stock price discount is built into the offering price to facilitate the success of the offering.  While Alliance’s Additional Stock Issuance has some structural differences to the traditional secondary offering by public banks and thrifts in full stock form, we cannot ignore such offering price discounts.  At this point in time, we have not applied such an adjustment to the valuation of Alliance’s stock, but we will consider if such an adjustment is appropriate in future appraisal updates among the other stock market factors typically considered in the appraisal.

C.            The Acquisition Market

Also considered in the valuation was the potential impact on the Bank’s stock price of recently completed and pending acquisitions of other savings institutions operating in Pennsylvania.  As shown in Exhibit IV-4, there were five thrift acquisitions completed from the

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to
			Financial Info.		Asset Quality						Charitable Found.
	Conver.			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		% of
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)

Standard Conversions
Chicopee Bancorp, Inc.,* MA	7/20/06	CBNK-NASDAQ	$390	11.25%	0.20%	350%	$68.9	100%	97%	2.4%	S	8.0%
Newport Bancorp, Inc.,* RI	7/7/06	NFSB-NASDAQ	$273	6.59%	0.12%	582%	$45.2	100%	130%	3.1%	S	8.0%

	Averages - Standard Conversions:		$332	8.92%	0.16%	466%	$57.0	100%	113%	2.7%	N.A.	N.A.
	Medians - Standard Conversions:		$332	8.92%	0.16%	466%	$57.0	100%	113%	2.7%	N.A.	N.A.

Second Step Conversions
Liberty Bancorp, Inc. of MO	7/24/06	LBCP-NASDAQ	$258	8.22%	1.48%	89%	$28.1	59%	100%	3.8%	N.A.	N.A.
First Clover Leaf Fin. Corp. of IL	7/11/06	FCLF-NASDAQ	$142	26.68%	0.31%	97%	$41.7	55%	108%	3.1%	N.A.	N.A.
Monadnock Bancorp, Inc. of NH	6/29/06	MNKB-OTCBB	$78	6.38%	0.46%	89%	$5.7	55%	115%	11.8%	N.A.	N.A.

	Averages - Second Step Conversions:		$159	13.76%	0.75%	92%	$25.2	56%	108%	6.2%	NA	NA
	Medians - Second Step Conversions:		$142	8.22%	0.46%	89%	$28.1	55%	108%	3.8%	NA	NA

Mutual Holding Company Conversions
Roma Financial Corp., NY	7/12/06	ROMA-NASDAQ	$797	17.57%	0.21%	57%	$98.2	30%	132%	2.2%	C/S	200K/3.33%
Seneca-Cayuga Bancorp, Inc., NY	7/11/06	SCAY-OTCBB	$151	6.69%	0.30%	95%	$10.7	45%	132%	6.2%	N.A.	N.A.
Northeast Community Bncp, Inc.*, NY	7/6/06	NECB-NASDAQ	$239	18.19%	0.00%	NM	$59.5	45%	132%	2.8%	N.A.	N.A.

	Averages - Mutual Holding Company Conversions:		$396	14.15%	0.17%	76%	$56.1	40%	132%	3.7%	NA	NA
	Medians - Mutual Holding Company Conversions:		$239	17.57%	0.21%	76%	$59.5	45%	132%	2.8%	NA	NA

	Averages - All Conversions:		$291	12.70%	0.39%	194%	$44.7	61%	118%	4.4%	NA	NA
	Medians - All Conversions:		$249	9.74%	0.26%	95%	$43.5	55%	123%	3.1%	NA	NA

Institutional Information			Insider Purchases					Pro Forma Data
			% Off Incl. Fdn.					Pricing Ratios(3)				Financial Charac.
			Benefit Plans				Initial
	Conver.			Recog.	Stk	Mgmt.&	Dividend		Core			Core		Core
Institution	Date	Ticker	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE
			(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)		(%)	(%)	(%)	(%)

Standard Conversions
Chicopee Bancorp, Inc.,* MA	7/20/06	CBNK-NASDAQ	8.0%	4.0%	10.0%	3.1%	0.00%	71.3%	41.9	x	16.5%	0.4%	23.2%	1.7%
Newport Bancorp, Inc.,* RI	7/7/06	NFSB-NASDAQ	8.0%	4.0%	10.0%	5.0%	0.00%	85.0%	38.8	x	15.6%	0.4%	18.4%	2.2%

	Averages - Standard Conversions:		8.0%	4.0%	10.0%	4.1%	0.00%	78.1%	40.4	x	16.1%	0.4%	20.8%	1.9%
	Medians - Standard Conversions:		8.0%	4.0%	10.0%	4.1%	0.00%	78.1%	40.4	x	16.1%	0.4%	20.8%	1.9%

Second Step Conversions
Liberty Bancorp, Inc. of MO	7/24/06	LBCP-NASDAQ	2.7%	4.5%	3.9%	3.6%	2.29%	101.4%	26.8	x	16.8%	0.6%	16.6%	3.8%
First Clover Leaf Fin. Corp. of IL	7/11/06	FCLF-NASDAQ	0.0%	0.0%	0.0%	4.9%	2.80%	109.4%	26.1	x	28.5%	1.1%	26.1%	4.2%
Monadnock Bancorp, Inc. of NH	6/29/06	MNKB-OTCBB	6.0%	3.8%	10.0%	5.0%	0.00%	112.5%	122.3	x	12.6%	0.1%	11.2%	0.9%

	Averages - Second Step Conversions:		2.9%	2.7%	4.6%	4.5%	1.70%	107.7%	58.4	x	19.3%	0.6%	17.9%	3.0%
	Medians - Second Step Conversions:		2.7%	3.8%	3.9%	4.9%	2.29%	109.4%	26.8	x	16.8%	0.6%	16.6%	3.8%

Mutual Holding Company Conversions
Roma Financial Corp., NY	7/12/06	ROMA-NASDAQ	8.0%	6.3%	15.8%	2.7%	0.00%	77.9%	35.9	x	30.4%	0.8%	25.2%	3.0%
Seneca-Cayuga Bancorp, Inc., NY	7/11/06	SCAY-OTCBB	8.7%	4.4%	10.9%	11.7%	0.00%	80.3%	81.2	x	13.9%	0.1%	11.5%	0.7%
Northeast Community Bncp, Inc.*, NY	7/6/06	NECB-NASDAQ	8.7%	4.4%	10.9%	1.0%	0.00%	84.1%	40.5	x	37.5%	0.8%	32.2%	2.6%

	Averages - Mutual Holding Company Conversions:		8.5%	5.0%	12.5%	5.1%	0.00%	80.8%	52.5	x	27.3%	0.6%	23.0%	2.1%
	Medians - Mutual Holding Company Conversions:		8.7%	4.4%	10.9%	2.7%	0.00%	80.3%	40.5	x	30.4%	0.8%	25.2%	2.6%

	Averages - All Conversions:		6.3%	3.9%	8.9%	4.6%	0.64%	90.2%	51.7	x	21.5%	0.5%	20.5%	2.4%
	Medians - All Conversions:		8.0%	4.2%	10.0%	4.3%	0.00%	84.5%	39.7	x	16.7%	0.5%	20.8%	2.4%

Institutional Information				Post-IPO Pricing Trends
				Closing Price:
				First		After		After
	Conver.		IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Price	Day	Change	Week(4)	Change	Month(5)	Change	8/4/06	Change
			($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Chicopee Bancorp, Inc.,* MA	7/20/06	CBNK-NASDAQ	$10.00	$14.46	44.6%	$14.25	42.5%	$14.50	45.0%	$14.50	45.0%
Newport Bancorp, Inc.,* RI	7/7/06	NFSB-NASDAQ	$10.00	$12.80	28.0%	$12.88	28.8%	$13.17	31.7%	$13.17	31.7%

	Averages - Standard Conversions:		$10.00	$13.63	36.3%	$13.57	35.7%	$13.84	38.4%	$13.84	38.4%
	Medians - Standard Conversions:		$10.00	$13.63	36.3%	$13.57	35.7%	$13.84	38.4%	$13.84	38.4%

Second Step Conversions
Liberty Bancorp, Inc. of MO	7/24/06	LBCP-NASDAQ	$10.00	$10.25	2.5%	$10.10	1.0%	$10.14	1.4%	$10.14	1.4%
First Clover Leaf Fin. Corp. of IL	7/11/06	FCLF-NASDAQ	$10.00	$10.39	3.9%	$10.60	6.0%	$10.95	9.5%	$10.95	9.5%
Monadnock Bancorp, Inc. of NH	6/29/06	MNKB-OTCBB	$8.00	$8.00	0.0%	$7.60	-5.0%	$6.90	-13.8%	$6.90	-13.8%

	Averages - Second Step Conversions:		$9.33	$9.55	2.1%	$9.43	0.7%	$9.33	-0.9%	$9.33	-0.9%
	Medians - Second Step Conversions:		$10.00	$10.25	2.5%	$10.10	1.0%	$10.14	1.4%	$10.14	1.4%

Mutual Holding Company Conversions
Roma Financial Corp., NY	7/12/06	ROMA-NASDAQ	$10.00	$14.10	41.0%	$14.24	42.4%	$14.32	43.2%	$14.32	43.2%
Seneca-Cayuga Bancorp, Inc., NY	7/11/06	SCAY-OTCBB	$10.00	$10.00	0.0%	$9.60	-4.0%	$9.30	-7.0%	$9.30	-7.0%
Northeast Community Bncp, Inc.*, NY	7/6/06	NECB-NASDAQ	$10.00	$11.00	10.0%	$11.28	12.8%	$11.20	12.0%	$11.20	12.0%

	Averages - Mutual Holding Company Conversions:		$10.00	$11.70	17.0%	$11.71	17.1%	$11.61	16.1%	$11.61	16.1%
	Medians - Mutual Holding Company Conversions:		$10.00	$11.00	10.0%	$11.28	12.8%	$11.20	12.0%	$11.20	12.0%

	Averages - All Conversions:		$9.75	$11.38	16.3%	$11.32	15.6%	$11.31	15.3%	$11.31	15.3%
	Medians - All Conversions:		$10.00	$10.70	7.0%	$10.94	9.4%	$11.08	10.8%	$11.08	10.8%

Note: * - Appraisal performed by RP Financial; “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)                  Non-OTS regulated thrift.

(2)                  As a percent of MHC offering for MHC transactions.

(3)                  Does not take into account the adoption of SOP 93-6.

(4)                  Latest price if offering is less than one week old.

(5)                  Latest price if offering is more than one week but less than one month old.

(6)                  Mutual holding company pro forma data on full conversion basis.

(7)                  Simultaneously completed acquisition of another financial institution.

(8)                  Simultaneously converted to a commercial bank charter.

(9)                  Former credit union.

August 4, 2006

beginning of 2004 through year-to-date 2006, and there are currently two acquisitions pending for Pennsylvania-based savings institutions.  To the extent that speculation of a re-mutualization may impact the Bank’s valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership.  Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence the Bank’s trading price.

D.                                    Trading in Alliance Bank’s Stock

Since the Bank’s minority stock currently trades under the symbol “ALLB” on the NASDAQ market, RP Financial also considered the recent trading activity in the valuation analysis.  The Bank had a total of 3,441,383 shares issued and outstanding at August 4, 2006, of which 687,758 shares were held by public shareholders and traded as public securities.  As of August 4, 2006, the Bank’s closing stock price was $24.02 per share.  There are some differences between the Bank’s minority stock (currently being traded) and the stock which will be offered to the public for sale and exchanged with minority shareholders pursuant to the Plan of reorganization.  In this regard, the Additional Stock Issuance is expected to enhance the liquidity of the stock owing to larger number of public shares available to trade.  Additionally, the Bank will increase its capital and ability to grow and leverage but the ROE may initially be depressed.  Additionally, the MHC expects to waive its right to receive dividends following the reorganization; the Bank has been paying dividends to the MHC to date.  Since the pro forma impact of these considerations has not been fully disseminated publicly to date, it is appropriate to discount the current trading price level.  As the pro forma impact of the Additional Stock Issuance is made known publicly through the related securities filings, the trading price level will become more informative.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks.  Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.             Management

The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations.  Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management.  The Bank, given its asset size, has been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure as indicated by the financial characteristics of the Bank.  The Bank currently does not have any executive management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.             Effect of Government Regulation and Regulatory Reform

In summary, as a federally-insured savings institution operating in the MHC form of ownership, the Bank will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios.  Accordingly, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Basis of Valuation - Fully-Converted Pricing Ratios

As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis.  We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies.  These factors include:  (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs which facilitates the ability for stock repurchases.  The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies.  To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes.  Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives.  First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding.  Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in the Bank as an MHC.  Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies.  This technique is validated by the investment community’s evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date:  (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) for FDIC-regulated institutions, the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy.  Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis.  Table 4.3 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 11 public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the Additional Stock Issuance and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).  Pursuant to the Additional Stock Issuance, we have also incorporated the valuation parameters disclosed in the Bank’s prospectus for offering expenses.  The assumptions utilized in the pro forma analysis in calculating the Bank’s full conversion value are described more fully below.

Table 4.3

Calculation of Implied Per Share Data — Incorporating MHC Second Step Conversion

Comparable Institution Analysis

For the 12 Months Ended March 31, 2006

		Current Ownership			Current Per Share Data (MHC Ratios)
		Total	Public	MHC		Core	Book	Tang.
		Shares	Shares	Shares	EPS	EPS	Value	Book	Assets
		(000)	(000)	(000)	($)	($)	($)	($)	($)
Publicly-Traded MHC Institutions
ABBC	Abington Comm Bncrp MHC PA (45.0)	15,293	7,142	8,151	0.44	0.44	7.22	7.22	58.47
BFSB	Brooklyn Federal MHC of NY (30.0)	13,225	3,968	9,257	0.31	0.31	5.95	5.95	28.68
COBK	Colonial Bank MHC of NJ (46.0)	4,522	2,080	2,442	0.39	0.38	7.88	7.88	76.05
CSBK	Clifton Savings Bncrp MHC of NJ (44.0)	29,854	13,183	16,671	0.12	0.13	6.62	6.62	27.97
FFCO	FedFirst Financial MHC of PA (45.0)	6,613	2,976	3,637	-0.01	0.10	6.86	6.70	41.11
GCBC	Green Co Bancorp MHC of NY (44.2)	4,145	1,828	2,317	0.54	0.55	8.10	8.10	74.20
GOV	Gouverneur Bancorp MHC of NY (42.6)	2,292	974	1,318	0.53	0.53	8.38	8.38	55.00
ONFC	Oneida Financial MHC of NY (44.0)	7,633	3,383	4,250	0.50	0.47	7.13	4.51	57.23
OSHC	Ocean Shore Holding MHC of NJ (45.7)	8,763	4,002	4,761	0.34	0.34	7.05	7.05	64.16
PBHC	Pathfinder BC MHC of NY (35.7)	2,463	880	1,583	0.22	0.30	8.47	6.77	123.33
PBIP	Prudential Bancorp MHC PA (45.0)	12,236	5,654	6,582	0.31	0.32	7.37	7.37	36.83

		Impact of Second Step Conversion(4)
		Share	Gross	Net Incr.	Net Incr.
		Price	Proceeds(1)	Capital(2)	Income(3)
		($)	($000)	($000)	($000)
Publicly-Traded MHC Institutions
ABBC	Abington Comm Bncrp MHC PA (45.0)	14.89	122,346	106,190	2,085
BFSB	Brooklyn Federal MHC of NY (30.0)	12.05	111,547	95,930	1,873
COBK	Colonial Bank MHC of NJ (46.0)	12.85	31,380	26,987	527
CSBK	Clifton Savings Bncrp MHC of NJ (44.0)	10.90	181,714	156,274	3,051
FFCO	FedFirst Financial MHC of PA (45.0)	10.05	36,552	31,435	614
GCBC	Green Co Bancorp MHC of NY (44.2)	14.00	32,438	27,897	545
GOV	Gouverneur Bancorp MHC of NY (42.6)	13.50	17,793	15,302	299
ONFC	Oneida Financial MHC of NY (44.0)	12.10	51,425	44,226	863
OSHC	Ocean Shore Holding MHC of NJ (45.7)	13.07	62,226	53,515	1,045
PBHC	Pathfinder BC MHC of NY (35.7)	12.10	19,154	16,473	322
PBIP	Prudential Bancorp MHC PA (45.0)	13.33	88,115	76,155	1,491

		Pro Forma
		Per Share Data (Fully-Converted)(4)					Pro Forma(5)
			Core	Book	Tang.		Public
		EPS	EPS	Value	Book	Assets	Pct.	Dilution
		($)	($)	($)	($)	($)	(%)	(%)
Publicly-Traded MHC Institutions
ABBC	Abington Comm Bncrp MHC PA (45.0)	0.57	0.57	14.10	14.10	65.13	46.5	-0.20
BFSB	Brooklyn Federal MHC of NY (30.0)	0.45	0.45	13.20	13.20	35.93	30.0	0.00
COBK	Colonial Bank MHC of NJ (46.0)	0.51	0.50	13.85	13.85	82.02	46.0	0.00
CSBK	Clifton Savings Bncrp MHC of NJ (44.0)	0.22	0.23	11.85	11.85	33.20	44.2	0.00
FFCO	FedFirst Financial MHC of PA (45.0)	0.08	0.19	11.61	11.45	45.86	45.0	0.00
GCBC	Green Co Bancorp MHC of NY (44.2)	0.67	0.68	14.83	14.83	80.93	44.1	0.00
GOV	Gouverneur Bancorp MHC of NY (42.6)	0.66	0.66	15.06	15.06	61.68	42.5	0.00
ONFC	Oneida Financial MHC of NY (44.0)	0.61	0.58	12.92	10.30	63.02	44.3	0.00
OSHC	Ocean Shore Holding MHC of NJ (45.7)	0.46	0.46	13.16	13.16	70.27	45.7	0.00
PBHC	Pathfinder BC MHC of NY (35.7)	0.35	0.43	15.16	13.46	130.02	35.7	0.00
PBIP	Prudential Bancorp MHC PA (45.0)	0.43	0.44	13.56	13.56	42.95	46.1	-0.10

(1)	Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2)

Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.

Offering expense percent	2.00%
ESOP percent purchase	8.00%
Recognition plan percent	4.00%

(3)	Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:

After-tax reinvestment	3.18%
ESOP loan term (years)	10
Recognition plan vesting (years)	5
Effective tax rate	34.00%

(4)	Figures reflect adjustments to “non-grandfathered” companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).
(5)

Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step. For OTS “grandfathered” companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source:  Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2006 by RP® Financial, LC.

•                  Conversion Expenses.  Offering expenses have been assumed to equal 3.0% of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Bank’s full conversion value.

•                  Effective Tax Rate.  The Bank has determined the marginal effective tax rate on the net reinvestment benefit of the offering proceeds to be 34%.

•                  Reinvestment Rate.  The pro forma section in the prospectus incorporates a 5.21% reinvestment rate, equivalent to the average of the prevailing yield for a U.S. Treasury bills with a one year maturity as of June 30, 2006.

•                  ESOP.  The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Bank’s Board and the disclosure in the pro forma section of the prospectus.  Specifically, the ESOP is assumed to purchase stock equal to 8% of the fully converted offering proceeds, less shares previously issued to the Bank’s ESOP (91,875 shares) adjusted for the exchange ratio pursuant to the Plan of Reorganization.  ESOP stock purchases are assumed to be consummated at the initial public offering price, with the Company funded ESOP loan amortized on a straight-line basis over 15 years.

•                  Recognition and Retention Plan (“RRP”).  The RRP is assumed to purchase 4.0% of the total stock issued in the Reorganization at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over seven years.

•                  Stock Options:  10.0% of total shares issued, less option shares previously issued (49,951) adjusted for the exchange ratio, fair value calculated to equal $4.45 per option vested over five years.

•                  Mutual Holding Company Equity, Assets and Earnings.  Pursuant to a second step conversion, the MHC would be consolidated with the Company.  As discussed in Section One, the MHC’s balance sheet included $7.8 million of net assets, exclusive of the equity investment in subsidiary, which were primarily comprised of a checking account at the Bank ($5.8 million) and ownership of three of the Bank’s office facilities with a net book value of $1.8 million.  Such assets would be consolidated with the Company pursuant to a second step transaction.  Additionally, the intercompany management fees received by the Bank and paid by the MHC would be eliminated as would the lease expense on MHC-owned fixed assets.  However, the depreciation expense incurred by the MHC with respect to its ownership of various branch assets would need to be incorporated into the earnings of the consolidated entity.  The schedule below summarizes the adjustments made to the Bank’s equity and earnings in deriving the fully-converted pricing ratios.

Importantly, after making the foregoing adjustments, the earnings, equity and assets valuation bases are different (i.e., as reported in the prospectus) in preparing the pro forma pricing ratios on a fully-converted basis versus a second step basis.

As of
June 30,
2006
($000)
Calculation of Consolidated Equity
Alliance Bank Reported Equity	$33,383
Plus: Net Assets of Greater Delaware Valley Holdings, Inc. (MHC)	7,881
Consolidated Equity of Greater Delaware Valley Holdings, Inc. (MHC)	$41,264

Consolidated Total Assets	$393,666

	For the 12 Months
	Ended June 30, 2006
	Reported	Core
	Amount	Amount
	($000)	($000)
Calculation of Consolidated Net Income
Alliance Bank Reported Amount (After-Tax)	$1,439	$1,735 (1)
Less: Elimination of Management Fees Charged the MHC	(468)	(468)
Plus: Elimination of Intercompany Lease Expense	42	42
Less: Depreciation Expense on MHC-Owned Fixed Assets	(13)	(13)
Tax Effect of Adjustments at 34%	149	149
After-Tax Consolidated Income	$1,149	$1,445

(1)  See Table 1.1 for a detailed calculation.

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP Financial’s valuation placed an emphasis on the following:

•                  P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock.  Given the similarities between the Bank’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation.  At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting proceeds from the Additional Stock Issuance, we also gave weight to the other valuation approaches.

•                  P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•                  P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of August 4, 2006, the Bank’s aggregate pro forma market value on a fully converted basis, assuming the Bank’s completion of the Reorganization Plan and Additional Stock Issuance, stock was $85,000,000 at the midpoint, equal to 8,500,000 shares at $10.00 per share.  The midpoint and resulting valuation range is based on the sale of an additional 25.02% ownership interest to the public, resulting in an offering to the public of $21,262,810, which will increase the public ownership ratio from 19.98% as of August 4, 2006, to 45.00% on a pro forma basis.

Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The estimated consolidated earnings for the 12 months ended June 30, 2006 (i.e., consolidated with the MHC pursuant to a second step conversion), equaled $1.149 million on a reported basis and $1.435 million on a core basis as noted earlier.

Based on the Bank’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples (fully-converted basis) at the $85.0 million midpoint value equaled 38.25 times and

33.75 times, respectively, indicating a premium of 47.6% and 33.6% respectively, to the Peer Group’s average reported and core P/E multiples (fully-converted basis) of 25.92 times and 25.26 times, respectively (see Table 4.4).  At the supermaximum of the valuation range, the Bank’s pro forma reported and core P/E multiples (fully-converted basis) equaled 43.76 times and 39.24 times, respectively, indicating premiums of 68.8% and 55.3% relative to the comparative Peer Group average multiples.  The implied discounts or premiums reflected in the Bank’s pro forma P/E multiples take into consideration the Bank’s pro forma P/B and P/A ratios.  On a reported or MHC basis, utilizing the Bank’s reported and core earnings for the twelve months ended June 30, 2006 equal to $1.439 million and $1.735 million, respectively, the Bank’s pro forma P/E multiples based on reported and core earnings equaled 53.31 and 44.96 times at the midpoint, respectively (see Table 4.5).  At the supermaximum of the range, the Bank’s reported and core earnings multiples based on the minority stock offering equaled 67.92 and 57.62 times, respectively.  In comparison, the Peer Group average multiples based on reported and core earnings equaled 31.39 and 31.66 times, respectively.

2.             Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio (fully-converted basis), to the Bank’s pro forma book value (fully-converted basis).  Based on the $85.0 million midpoint valuation, and consolidating the $7.9 million of MHC net assets with the equity of the Bank consistent with the methodology which would be applied in a second step conversion, the Bank’s pro forma fully converted P/B and P/TB ratios both equaled 84.82%.  In comparison to the average P/B and P/TB ratios for the Peer Group of 93.03% and 96.21% the Bank’s ratios reflected a discount of 8.8% on a P/B basis and a discount of 11.8% on a P/TB basis.  At the supermaximum of the valuation range, the Bank’s pro forma P/B and P/TB ratios (fully-converted basis) equaled 94.28%, indicating a premium of 1.3% relative to the Peer Group average P/B multiple (93.03%) and a slight discount of 2.0% relative to the Peer Group average P/TB ratio.

On a reported basis (that is, on a current mutual holding company basis, based on an unconsolidated total equity of $33.383 million), the Bank’s pro forma P/B and P/TB ratios equaled 167.41% at the midpoint (see Table 4.5).  In comparison, the Peer Group average ratios based on reported and tangible book value equaled

172.34% and 184.86%, respectively.  Thus, the Bank’s pro forma fully converted P/B ratio is discounted by 2.9% while the pro forma P/TB ratio is discounted by 9.4% relative to the Peer Group average.  At the supermaximum of the valuation range, the Bank’s P/B is at a 15.1% premium to the Peer Group average while the P/TB ratio is at a premium of 7.3%.

3.             Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  For valuation purposes, the valuation asset base is substantially the same on an MHC basis and fully-converted basis since the majority of MHC funds are on deposit with the Bank.  At the midpoint of the valuation range, the Bank’s full conversion value equaled 18.78% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 22.20%, and thus, the Bank’s pro forma P/A ratio (fully-converted basis) reflects a 15.4% discount relative to the Peer Group average.  On a reported basis, the Bank’s pro forma P/A ratio equaled 20.79%, which implies a discount of 18.0% relative to the Peer Group’s average P/A ratio of 25.34%.

Comparison to Recent Conversions and MHC Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  The three recently completed MHC offerings closed at an average price/tangible book ratio of 80.8% (fully-converted basis) and appreciated 17.1% after one week of trading based on the average and 12.8% based on the median, and by 16.1% on average through August 4, 2006.  In comparison, the Bank’s P/TB ratio of 84.82% at the midpoint value reflected a premium of 5.0% relative to the average closing P/TB ratio of the recent MHC offerings.  At the top of the super range, the Bank’s P/TB ratio of 94.3% reflected an implied premium of 16.7% relative to the average closing P/TB ratio of the recent MHC offerings.  The current fully-converted average P/TB ratios of the three recent MHC offerings are as follows:

	August 4, 2006
Company	Price	P/TB(1)
	($)	(%)
Roma Financial Corp. (NJ)	$14.32	93.59%
Seneca-Cayuga Bancorp (NY)	$9.30	77.49%
Northeast Community Bancorp, Inc. (NY)	$11.20	90.76%

(1)  Fully converted basis.

The data reflects that at the midpoint, the Bank’s fully converted P/TB ratio of 84.8% would fall within the current range indicated by the three recently MHC IPOs.  At the supermaximum of the offering range, the Bank’s pro forma P/TB ratio of 94.28% would exceed the P/TB ratios of the recent MHC IPOs.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 4, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the Additional Stock Issuance, including the shares issued publicly, as well as to the MHC, equaled $85,000,000 at the midpoint, equal to 8,500,000 shares at $10.00 per share.  The midpoint and resulting valuation range is based on the sale of an additional 25.02% ownership interest to the public, resulting in an offering to the public of $21,262,810, which will increase the public ownership ratio from 19.98% as of June 30, 2006, to 45.00% on a pro forma basis.

Based on the foregoing valuation, the corresponding range of shares and values are as follows:

			Exchange Shares
		Offering	Existing Public	MHC	Exchange
	Total Shares	Shares	Shares	Shares	Ratio
					(x)
Shares
Supermaximum	11,241,250	2,812,006	2,246,556	6,182,688	3.26649
Maximum	9,775,000	2,445,223	1,953,527	5,376,250	2.84043
Midpoint	8,500,000	2,126,281	1,698,719	4,675,000	2.46994
Minimum	7,225,000	1,807,339	1,443,911	3,973,750	2.09945

Distribution of Shares
Supermaximum	100.00%	25.02%	19.98%	55.00%
Maximum	100.00%	25.02%	19.98%	55.00%
Midpoint	100.00%	25.02%	19.98%	55.00%
Minimum	100.00%	25.02%	19.98%	55.00%

Aggregate Market Value(1)
Supermaximum	$112,412,500	$28,120,060	$22,465,560	$61,826,880
Maximum	97,750,000	24,452,230	19,535,270	53,762,500
Midpoint	85,000,000	21,262,810	16,987,190	46,750,000
Minimum	72,250,000	18,073,390	14,439,110	39,737,500

(1)  Based on offering price of $10.00 per share.

The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.5 and are detailed in Exhibits IV-10 and IV-11.

ESTABLISHMENT OF THE EXCHANGE RATIO

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of the Bank stock at the completion of the Reorganization and Additional Stock Issuance.  The Board of Directors of the MHC has independently determined the exchange ratio.  The determined exchange ratio has been designed to preserve the current public shareholders aggregate percentage ownership in the Bank equal to 19.98% as of June 30, 2006.  The exchange ratio to be received by the existing minority shareholders of the Bank will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings.  Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 2.09945 shares, 2.46994 shares, 2.84043 shares and 3.26649 shares of newly issued shares of the Bank’s stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively.  RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Table 4.4

Public Market Pricing

Alliance Bank and the Comparables

As of August 4, 2006

		Market		Per Share Data
		Capitalization		Core	Book
		Price/	Market	12 Month	Value/	Pricing Ratios(3)
		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)
Alliance Bank
Superrange		$10.00	$112.41	$0.23	$10.61	43.76	x	94.29%	23.84%	94.29%	39.24	x
Maximum		$10.00	$97.75	$0.24	$11.16	41.01	x	89.64%	21.18%	89.64%	36.48	x
Midpoint		$10.00	$85.00	$0.26	$11.79	38.25	x	84.82%	18.78%	84.82%	33.75	x
Minimum		$10.00	$72.25	$0.29	$12.65	35.05	x	79.07%	16.28%	79.07%	30.65	x

All Public Companies(7)
Averages		$19.16	$408.02	$0.94	$13.13	19.40	x	149.82%	17.42%	168.43%	20.03	x
Medians		16.25	98.47	0.75	11.62	17.00	x	141.67%	14.55%	160.84%	17.66	x

All Non-MHC State of PA(7)
Averages		$18.89	$1,094.73	$1.20	$14.41	15.84	x	130.92%	10.42%	181.09%	15.24	x
Medians		$16.58	$116.08	$1.20	$13.13	14.10	x	128.90%	8.75%	161.29%	14.24	x

Comparable Group Averages
Averages		$12.62	$120.65	$0.47	$13.57	25.92	x	93.03%	22.20%	96.21%	25.26	x
Medians		$12.85	$92.36	$0.46	$13.56	26.12	x	92.78%	21.89%	92.78%	26.12	x

Comparable Group
ABBC	Abington Com Bcp MHC PA (45.0)	$14.89	$228.70	$0.57	$14.10	26.12	x	105.60%	22.86%	105.60%	26.12	x
BFSB	Brooklyn Fed MHC of NY (30.0)	$12.05	$159.36	$0.45	$13.20	26.78	x	91.29%	33.54%	91.29%	26.78	x
CSBK	Clifton Svg Bp MHC of NJ(44.0)	$10.90	$325.41	$0.23	$11.85	NM		91.98%	32.83%	91.98%	NM
COBK	Colonial Bank MHC of NJ (46.0)	$12.85	$58.11	$0.50	$13.85	25.20	x	92.78%	15.67%	92.78%	25.70	x
FFCO	FedFirst Fin MHC of PA (45.0)	$10.05	$66.46	$0.19	$11.61	NM		86.56%	21.91%	87.77%	NM
GOV	Gouverneur Bcp MHC of NY(42.6)	$13.50	$30.94	$0.66	$15.06	20.45	x	89.64%	21.89%	89.64%	20.45	x
GCBC	Green Co Bcrp MHC of NY (44.2)	$14.00	$58.03	$0.68	$14.83	20.90	x	94.40%	17.30%	94.40%	20.59	x
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	$13.07	$114.53	$0.46	$13.16	28.41	x	99.32%	18.60%	99.32%	28.41	x
ONFC	Oneida Fincl MHC of NY (44.0)	$12.10	$92.36	$0.58	$12.92	19.84	x	93.65%	19.20%	117.48%	20.86	x
PBHC	Pathfinder BC MHC of NY (35.7)	$12.10	$29.80	$0.43	$15.16	34.57	x	79.82%	9.31%	89.90%	28.14	x
PBIP	Prudential Bncp MHC PA (45.0)	$13.33	$163.48	$0.44	$13.56	31.00	x	98.30%	31.04%	98.30%	30.30	x

		Dividends(4)			Financial Characteristics(6)
		Amount/		Payout	Total	Equity/	NPAs/	Reported		Core		Offering	Exchange
		Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Size	Ratio
		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)	(x)
Alliance Bank
Superrange		$0.11	1.10%	48.23%	$472	25.28%	0.36%	0.54%	2.15%	0.61%	2.40%	89.95	3.26649	x
Maximum		$0.13	1.27%	51.98%	$461	23.63%	0.37%	0.52%	2.19%	0.58%	2.46%	78.21	2.84043	x
Midpoint		$0.15	1.46%	55.75%	$453	22.14%	0.38%	0.49%	2.22%	0.56%	2.51%	68.01	2.48994	x
Minimum		$0.17	1.71%	60.10%	$444	20.59%	0.38%	0.46%	2.26%	0.53%	2.58%	57.81	2.09945	x

All Public Companies(7)
Averages		$0.42	2.17%	32.49%	$2,814	11.47%	0.44%	0.70%	7.24%	0.67%	6.79%
Medians		$0.36	2.20%	17.61%	$784	9.57%	0.23%	0.71%	6.31%	0.70%	6.44%

All Non-MHC State of PA(7)
Averages		$0.49	2.64%	39.55%	$7,655	7.97%	0.41%	0.66%	8.25%	0.67%	8.29%
Medians		$0.52	2.88%	19.52%	$1,189	6.57%	0.34%	0.70%	9.21%	0.68%	8.81%

Comparable Group Averages
Averages		$0.20	1.60%	23.46%	$505	23.77%	0.18%	0.77%	3.32%	0.81%	3.46%
Medians		$0.20	1.66%	18.61%	$475	21.65%	0.06%	0.85%	3.52%	0.87%	3.52%

Comparable Group
ABBC	Abington Com Bcp MHC PA (45.0)	$0.24	1.61%	42.11%	$1,000	21.65%	0.05%	0.92%	3.94%	0.92%	3.94%
BFSB	Brooklyn Fed MHC of NY (30.0)	$0.00	0.00%	0.00%	$475	36.74%	0.05%	1.32%	3.45%	1.32%	3.45%
CSBK	Clifton Svg Bp MHC of NJ(44.0)	$0.20	1.83%	NM	$991	35.69%	NA	0.66%	1.84%	0.69%	1.92%
COBK	Colonial Bank MHC of NJ (46.0)	$0.00	0.00%	0.00%	$371	16.89%	0.05%	0.66%	3.91%	0.64%	3.83%
FFCO	FedFirst Fin MHC of PA (45.0)	$0.00	0.00%	0.00%	$303	25.32%	0.17%	0.17%	0.73%	0.40%	1.74%
GOV	Gouverneur Bcp MHC of NY(42.6)	$0.30	2.22%	45.45%	$141	24.42%	0.33%	1.12%	4.44%	1.12%	4.44%
GCBC	Green Co Bcrp MHC of NY (44.2)	$0.46	3.29%	67.65%	$335	18.32%	0.24%	0.85%	4.54%	0.87%	4.61%
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	$0.00	0.00%	0.00%	$616	18.73%	0.05%	0.66%	3.52%	0.66%	3.52%
ONFC	Oneida Fincl MHC of NY (44.0)	$0.46	3.80%	NM	$481	20.50%	0.03%	0.97%	4.75%	0.92%	4.52%
PBHC	Pathfinder BC MHC of NY (35.7)	$0.41	3.39%	NM	$320	11.66%	0.76%	0.27%	2.29%	0.33%	2.81%
PBIP	Prudential Bncp MHC PA (45.0)	$0.16	1.20%	36.36%	$527	31.57%	0.07%	1.01%	3.16%	1.03%	3.23%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Table 4.5

Public Market Pricing

Alliance Bank

As of August 4, 2006

MHC Pricing - Secondary Offering to Increase to 45.00% Minority Stock Ownership

		Fully Converted
		Implied Value		Per Share
		Price/	Market	Core 12 Mo.	Book Value/	Pricing Ratios(3)
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)
Alliance Bank
Superrange		$10.00	$112.41	$0.15	$5.04	67.92		198.31	27.10	198.31	57.62
Maximum		$10.00	$97.75	$0.17	$5.48	60.24		182.63	23.75	182.63	50.95
Midpoint		$10.00	$85.00	$0.19	$5.97	53.31		167.41	20.79	167.41	44.96
Minimum		$10.00	$72.25	$0.22	$6.65	46.13		150.45	17.79	150.45	38.80

All Public Companies(7)
Averages		$19.16	$408.02	$0.94	$13.13	19.40	x	149.82%	17.42%	168.43%	20.03	x
Medians		16.25	98.47	0.75	11.62	17.00	x	141.67%	14.55%	160.84%	17.66	x

All Non-MHC State of PA(7)
Averages		$18.89	$1,094.73	$1.20	$14.41	15.84	x	130.92%	10.42%	181.09%	15.24	x
Medians		$16.58	$116.08	$1.20	$13.13	14.10	x	128.90%	8.75%	161.29%	14.24	x

Comparable Group Averages
Averages		$12.62	$52.04	$0.35	$7.37	31.39	x	172.34	25.34	184.88	31.66	x
Medians		$12.85	$40.93	$0.34	$7.22	32.95	x	169.71	24.45	178.73	33.82	x

Comparable Group
ABBC	Abington Com Bcp MHC PA (45.0)	14.89	106.34	0.44	7.22	33.84		206.23	25.47	206.23	33.84
BFSB	Brooklyn Fed MHC of NY (30.0)	12.05	47.81	0.31	5.95	38.87		202.52	42.02	202.52	38.87
CSBK	Clifton Svg Bp MHC of NJ(44.0)	10.90	143.69	0.13	6.62	NM		164.65	38.97	164.65	NM
COBK	Colonial Bank MHC of NJ (46.0)	12.85	26.73	0.38	7.88	32.95		163.07	16.90	163.07	33.82
FFCO	FedFirst Fin MHC of PA (45.0)	10.05	29.91	0.10	6.86	NM		146.50	24.45	150.00	NM
GOV	Gouverneur Bcp MHC of NY(42.6)	13.50	13.15	0.53	8.38	25.47		161.10	24.55	161.10	25.47
GCBC	Green Co Bcrp MHC of NY (44.2)	14.00	25.59	0.55	8.10	25.93		172.84	18.87	172.84	25.45
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	13.07	52.31	0.34	7.05	38.44		185.39	20.37	185.39	38.44
ONFC	Oneida Fincl MHC of NY (44.0)	12.10	40.93	0.47	7.13	24.20		169.71	21.14	268.29	25.74
PBHC	Pathfinder BC MHC of NY (35.7)	12.10	10.65	0.30	8.47	NM		142.86	9.81	178.73	NM
PBIP	Prudential Bncp MHC PA (45.0)	13.33	75.37	0.32	7.37	NM		180.87	36.19	180.87	NM

	Dividends(4)			Financial Characteristics(6)
	Amount/		Payout	Total	Equity/	NPAs/	Reported		Core		Exchange	Offering
Financial Institution	Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Ratio	Size
	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	($Mil)
Alliance Bank

Superrange	$0.11	1.10%	74.86%	$415	13.67	0.42	0.40	2.92	0.47	3.44	3.26649	28.12
Maximum	$0.13	1.27%	76.35%	$412	13.00	0.42	0.39	3.03	0.47	3.58	2.84043	24.45
Midpoint	$0.15	1.46%	77.70%	$409	12.42	0.43	0.39	3.14	0.46	3.72	2.46994	21.26
Minimum	$0.17	1.71%	79.10%	$406	11.82	0.43	0.39	3.26	0.46	3.88	2.09945	18.07

All Public Companies(7)
Averages	$0.42	2.17%	32.49%	$2,814	11.47%	0.44%	0.70%	7.24%	0.67%	6.79%
Medians	$0.36	2.20%	17.61%	$784	9.57%	0.23%	0.71%	6.31%	0.70%	6.44%

All Non-MHC State of PA(7)
Averages	$0.49	2.64%	39.55%	$7,655	7.97%	0.41%	0.66%	8.25%	0.67%	8.29%
Medians	$0.52	2.88%	19.52%	$1,189	6.57%	0.34%	0.70%	9.21%	0.68%	8.81%

Comparable Group Averages
Averages	0.20	1.58	10.37	447	14.57	0.18	0.64	4.57	0.68	4.80
Medians	0.20	1.61	—	379	12.46	0.06	0.75	5.36	0.77	5.36

Comparable Group
ABBC	Abington Com Bcp MHC PA (45.0)	0.24	1.61	25.47	894	12.35	0.05	0.80	5.80	0.80	5.80
BFSB	Brooklyn Fed MHC of NY (30.0)	0.00	0.00	0.00	379	20.75	0.05	1.15	5.36	1.15	5.36
CSBK	Clifton Svg Bp MHC of NJ(44.0)	0.20	1.83	NM	835	23.67	NA	0.42	1.79	0.46	1.93
COBK	Colonial Bank MHC of NJ (46.0)	0.00	0.00	0.00	344	10.36	0.05	0.54	5.51	0.53	5.37
FFCO	FedFirst Fin MHC of PA (45.0)	0.00	0.00	0.00	272	16.69	0.17	-0.02	-0.16	0.23	1.63
GOV	Gouverneur Bcp MHC of NY(42.6)	0.30	2.22	24.05	126	15.24	0.33	1.01	6.48	1.01	6.48
GCBC	Green Co Bcrp MHC of NY (44.2)	0.46	3.29	NM	308	10.92	0.24	0.75	6.72	0.77	6.85
OSHC	Ocean Shr Hldg MHC of NJ(45.7)	0.00	0.00	0.00	562	10.99	0.05	0.54	4.89	0.54	4.89
ONFC	Oneida Fincl MHC of NY (44.0)	0.46	3.80	NM	437	12.46	0.03	0.87	7.10	0.82	6.68
PBHC	Pathfinder BC MHC of NY (35.7)	0.41	3.39	NM	304	6.87	0.76	0.18	2.56	0.24	3.48
PBIP	Prudential Bncp MHC PA (45.0)	0.16	1.20	23.10	451	20.01	0.07	0.85	4.18	0.88	4.31

(1)	Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis.
(3)	P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.